AGREEMENT AND PLAN OF MERGER

dated as of

May 17, 2023

by and between

LCNB CORP.

and

CINCINNATI BANCORP, INC.

TABLE OF CONTENTS

    i

    ii

EXHIBIT A    Form of Support Agreement
EXHIBIT B    Form of Subsidiary Bank Merger Agreement
EXHIBIT C    Form of Settlement Agreement
EXHIBIT D    Form of Consultant Agreement
EXHIBIT E    Form of Non-Competition and Non-Solicitation Agreement

    iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of May 17, 2023 (this “Agreement”), is made and entered into by and between LCNB CORP., an Ohio corporation (“LCNB”), and CINCINNATI BANCORP, INC., a Maryland corporation (“CNNB”).
WITNESSETH
WHEREAS, LCNB is a registered financial holding company under the Bank Holding Company Act of 1956, as amended (“BHCA”) and owns all of the outstanding shares of capital stock of LCNB National Bank, a national bank (“LCNB Bank”);
WHEREAS, CNNB is a savings and loan holding company under the Home Owners Loan Act, as amended (“HOLA”) and owns all of the outstanding shares of capital stock of Cincinnati Federal, a federal savings bank (“Cincinnati Federal”);
WHEREAS, the Boards of Directors of LCNB and CNNB believe that the merger of CNNB with and into LCNB, followed by the subsidiary bank merger of Cincinnati Federal with and into LCNB Bank, each in accordance with the terms and subject to the conditions of this Agreement, would be in the best interests of the respective shareholders of LCNB and CNNB;
WHEREAS, the Boards of Directors of LCNB and CNNB have each approved this Agreement and the transactions contemplated hereby;
WHEREAS the parties intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;
WHEREAS, as an inducement for LCNB to enter into this Agreement, the directors and executive officers of CNNB have entered into Support Agreements with LCNB (the “Support Agreements”), each dated as of the date of this Agreement, in the form attached to this Agreement as Exhibit A, pursuant to which such directors and officers have agreed, among other matters, to vote all of the shares of CNNB Common Stock beneficially owned by such individuals in favor of the Merger upon the terms and subject to the conditions set forth in the Support Agreement; and
WHEREAS, the parties also desire to provide in this Agreement for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, LCNB and CNNB hereby agree as follows:

ARTICLE I
Certain Definitions
1.01    Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:
“Acceptance of Superior Proposal” has the meaning set forth in Section 6.06(d).
“Acquisition Proposal” has the meaning set forth in Section 6.06(e)(ii).
“Acquisition Transaction” has the meaning set forth in Section 6.06(e)(iii).
“Adjusted Shareholders’ Equity” has the meaning set forth in Section 3.01(b)(v).
“Affiliate” or “Affiliates” has the meaning set forth in Rule 12b-2 under the Exchange Act.
“Aggregate Consideration” has the meaning set forth in Section 3.01(b)(i).
“Aggregate Cash Consideration” has the meaning set forth in Section 3.01(b)(ii).
“Aggregate Stock Consideration” has the meaning set forth in Section 3.01(b)(iii).
“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.
“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.
“BHCA” has the meaning set forth in the Recitals to this Agreement.
“CARES Act Modified Loan” has the meaning set forth in Section 5.01(s)(vii).
“CARES Act” has the meaning set forth in Section 5.01(s)(vii).
“Cash Election Shares” has the meaning set forth in Section 3.03(b).
“Chosen Courts” has the meaning set forth in Section 9.06.
“Cincinnati Federal” has the meaning set forth in the Preamble to this Agreement.
“Closing” has the meaning set forth in Section 2.04.
“CNNB” has the meaning set forth in the Preamble to this Agreement.
“CNNB 401(k) Plan” has the meaning set forth in Section 6.10(c).
“CNNB Articles” means the Articles of Amendment and Restatement of CNNB, as amended.
“CNNB Board” means the Board of Directors of CNNB.
“CNNB Bylaws” means the bylaws of CNNB, as amended.

“CNNB Common Stock” means the shares of common stock, with $0.01 par value of CNNB.
“CNNB Disclosure Schedule” has the meaning set forth in Section 5.01.
“CNNB Equity Incentive Plans” means the Cincinnati Bancorp, Inc. 2017 Equity Incentive Plan and the Cincinnati Bancorp, Inc. 2021 Equity Incentive Plan.
“CNNB ESOP” means the Cincinnati Federal Employee Stock Ownership Plan.
“CNNB Group” has the meaning set forth in Section 5.01(n)(vii).
“CNNB Meeting” has the meaning set forth in Section 5.01(d)(i).
“CNNB Options” has the meaning set forth in Section 3.04(a).
“CNNB Preferred Stock” has the meaning set forth in Section 5.01(b)(i).
“CNNB Recommendation” has the meaning set forth in in Section 6.02(b).
“CNNB Restricted Stock” has the meaning set forth in Section 3.04(d).
“CNNB Stock” has the meaning set forth in Section 5.01(b)(i).
“CNNB’s Territory” means, for purposes of this Agreement, the geographic area comprising the State of Ohio and Commonwealth of Kentucky.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” has the meaning set forth in the Recitals to this Agreement.
“Compensation and Benefit Plans” has the meaning set forth in Section 5.01(k)(i).
“Consultants” has the meaning set forth in Section 5.01(k)(i).
“Data Conversion” has the meaning set forth in Section 6.12.
“Determination Letter” has the meaning set forth in Section 6.10(c).
“Directors” has the meaning set forth in Section 5.01(k)(i).
“Effective Date” means the date on which the Effective Time occurs.
“Effective Time” means the effective time of the Parent Merger, as provided for in Section 2.03.
“Election Deadline” has the meaning set forth in Section 3.03(c).
“Election Form” has the meaning set forth in Section 3.03(b).
“Employees” has the meaning set forth in Section 5.01(k)(i).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” has the meaning set forth in Section 5.01(k)(iii).
“ERISA Affiliate Plan” has the meaning set forth in Section 5.01(k)(iii).
“ESOP Trustee” means Community Bank of Pleasant Hill d/b/a First Trust of MidAmerica.
“ESOP Vote” has the meaning set forth in Section 6.10(d).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Exchange Agent” has the meaning set forth in Section 3.03(a).
“Exchange Fund” has the meaning set forth in Section 3.03(f).
“Exchange Ratio” shall mean 0.9274.
“FDIA” means the Federal Deposit Insurance Act, as amended.
“FDIC” means the Federal Deposit Insurance Corporation.
“FRB” means the Board of Governors of the Federal Reserve System.
“GAAP” means generally accepted accounting principles in the United States, consistently applied.
“Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (including, without limitation, any Regulatory Authority).
“Group” has the meaning set forth in Section 13(d) under the Exchange Act.
“Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder, and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.
“HOLA” has the meaning set forth in the Recitals to this Agreement.

“Information” has the meaning set forth in Section 6.16.
“IRS” has the meaning set forth in Section 5.01(k)(ii).
“Knowledge” means, with respect to LCNB, the Knowledge of any officer of LCNB with the title of Chief Executive Officer, President, Chief Financial Officer, Chief Lending Officer, Chief Wealth Officer or Chief Investment Officer and, with respect to CNNB, the Knowledge of any officer of CNNB and Cincinnati Federal with the title of Chairman, Chief Executive Officer, President, Chief Financial Officer, Bank Secrecy Act Officer, Chief Lending Officer, Director of Risk Management or Compliance Officer. An officer of LCNB or CNNB shall be deemed to have “Knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter.
“LCNB” has the meaning set forth in the Preamble to this Agreement.
“LCNB Articles” means the Articles of Incorporation of LCNB, as amended.
“LCNB Bank” has the meaning set forth in the Preamble to this Agreement.
“LCNB Board” means the Board of Directors of LCNB.
“LCNB Common Shares” means shares of common stock, without par value, of LCNB.
“LCNB Disclosure Schedule” has the meaning set forth in Section 5.02.
“LCNB Equity Plan” means the 2015 Ownership Incentive Plan of LCNB, as amended.
“LCNB Regulations” means the regulations of LCNB, as amended.
“LCNB SEC Reports” has the meaning set forth in Section 5.02(f)(ii).
“Letter of Transmittal” has the meaning set forth in Section 3.03(g).
“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or other encumbrance.
“Loan” or “Loans” means any loans, loan commitments, letters of credit, credit facility, credit enhancements or any other extensions of credit (including any amendments, renewals, extensions or modifications thereto).
“Material Adverse Effect” means, with respect to LCNB, or CNNB, as the context may require, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate (i) has been or would reasonably be likely to be (a) material and adverse to the business, properties, assets, liabilities, results of operations or financial condition of LCNB and its Subsidiaries, taken as a whole, or (b) material and adverse to the business, properties, assets, liabilities, results of operations or financial condition of CNNB and its Subsidiaries, taken as a whole, or (ii) would reasonably be likely to materially impair the ability of either LCNB or CNNB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes, after the date hereof, in GAAP or applicable bank regulatory accounting requirements; (b) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which the party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Authorities; (c) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to the party or its Subsidiaries; (d) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event; (e) public disclosure of the execution of this Agreement, or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees, including, without limitation, in the case of CNNB, employees of CNNB’s mortgage banking business) or actions or omissions expressly required by this Agreement in contemplation of the transactions contemplated hereby; (f) the occurrence of any natural or man-made disaster; and (g) expenses incurred by the party and its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement; except, with respect to subclauses (a), (b), (c), (d) and (f), to the extent that the effects of the change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of the party and its Subsidiaries, taken as a whole, as compared to other comparable companies in the industry in which the party and its Subsidiaries operate.
“Material Contracts” has the meaning set forth in Section 5.01(i)(ii).
“Merger” collectively refers to the Parent Merger and the Subsidiary Bank Merger, as set forth in Sections 2.01 and 2.05.
“MGCL” means the Maryland General Corporation Law.
“Minimum Adjusted Shareholders’ Equity” has the meaning set forth in Section 3.01(b)(v).
“Minimum Equity Determination Date” has the meaning set forth in Section 3.01(b)(v).
“No Election Shares” has the meaning set forth in Section 3.03(b).
“Notifying Party” has the meaning set forth in Section 6.11(a).
“NASDAQ” means the NASDAQ Stock Market.
“Notice Period” has the meaning set forth in Section 6.06(d)(ii).
“OCC” means the Office of the Comptroller of the Currency.
“Old Certificates” has the meaning set forth in Section 3.03(c).
“OGCL” means the Ohio General Corporation Law, Chapter 1701 of the Ohio Revised Code, as amended.

“Option Cash-Out Amount” has the meaning set forth in Section 3.04(a).
“OSS” means the Office of the Secretary of State of the State of Ohio.
“Parent Merger” has the meaning set forth in Section 2.01(a).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Per Share Stock Consideration” has the meaning set forth in Section 3.01(a)(i).
“Per Share Cash Consideration” has the meaning set forth in Section 3.01(a)(ii).
“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
“Phase I” has the meaning set forth in Section 6.19.
“Proxy Statement/Prospectus” has the meaning set forth in Section 5.01(d)(i).
“Reallocated Stock Shares” has the meaning set forth in Section 3.03(d)(i)(2).
“Record Holder” means, with respect to CNNB Common Stock, a Person in whose name shares of CNNB Common Stock are registered on the books of CNNB or its transfer agent, as applicable.
“Record Holder List” has the meaning set forth in Section 3.03(b).
“Registration Statement” has the meaning set forth in Section 5.01(d)(i).
“Regulatory Authorities” or “Regulatory Authority” has the meaning set forth in Section 5.01(g)(i).
“Regulatory Order” has the meaning set forth in Section 5.01(g)(i).
“Related Parties” has the meaning set forth in Section 5.01(z).
“Related Party Agreements” has the meaning set forth in Section 5.01(z).
“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.
“Requisite CNNB Vote” has the meaning set forth in Section 5.01(c)(i).
“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.
“SDAT” means the State Department of Assessments and Taxation of Maryland.
“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Settlement Agreement” has the meaning ascribed to it in Section 6.10(h).
“Subsidiary” has the meanings ascribed to it in Section 2(d) of the BHCA.
“Subsidiary Bank Merger” has the meaning set forth in Section 2.05(a).
“Subsidiary Bank Merger Agreement” has the meaning set forth in Section 2.05(a).
“Subsidiary Bank Merger Certificates” has the meaning set forth in Section 2.05(b).
“Superior Proposal” has the meaning set forth in Section 6.06(e)(i).
“Support Agreements” has the meaning set forth in the Recitals to this Agreement.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Takeover Laws” has the meaning set forth in Section 5.01(l).
“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment and all other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date and any transferee liability in respect of any such items.
“Tax Returns” means any return, amended return, statement, form, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any amendments thereof.
“Tail Policy” has the meaning set forth in Section 6.18(b).
“Termination Fee” has the meaning set forth in Section 8.02(b)(i).
“Third Party System” has the meaning set forth in Section 5.01(w).
“Treasury” means the United States Department of Treasury.
“Treasury Shares” means CNNB Stock held by CNNB or any of its Subsidiaries other than in a fiduciary capacity or as a result of debts previously contracted in good faith.
“Unduly Burdensome” means that a condition, restriction or requirement would (i) prohibit or materially limit LCNB or LCNB Bank from engaging in any business activity engaged in by any of LCNB, LCNB Bank, CNNB or Cincinnati Federal as engaged by them as of the date of this Agreement, (ii) prohibit or materially limit LCNB’s or LCNB Bank’s ownership or operation of any material portion of the property or business of LCNB, LCNB Bank, CNNB or Cincinnati Federal, (iii) compel LCNB or LCNB Bank to dispose of or hold any material asset or property of LCNB, LCNB Bank, CNNB or Cincinnati Federal, or (iv) have a Material Adverse Effect on LCNB.

ARTICLE II
The Merger
2.01    The Parent Merger.

(a)    The Parent Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, CNNB shall merge with and into LCNB (the “Parent Merger”), LCNB shall survive the Parent Merger and continue to exist as an Ohio corporation (LCNB, as the surviving corporation in the Parent Merger, is sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of CNNB shall cease. At the Effective Time:

(i)     The LCNB Articles, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the OGCL;

(ii)     The LCNB Regulations, as in effect immediately prior to the Effective Time, shall be the regulations of the Surviving Corporation until amended in accordance with the OGCL;

(iii)     Each individual serving as a director of LCNB immediately prior to the Effective Time shall remain a director of the Surviving Corporation for the balance of the term for which such individual was elected and shall serve as such until his or her successor is duly elected and qualified in the manner provided for in the LCNB Articles and the LCNB Regulations or as otherwise provided by the OGCL or until his or her earlier death, resignation or removal in the manner provided in the LCNB Articles or the LCNB Regulations or as otherwise provided by the OGCL; and

(iv)     At and after the Effective Time, each share of LCNB Common Shares issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Parent Merger.

(b)    Option to Change Method of Merger. LCNB may, at any time prior to the Effective Time, change the method of effecting the Parent Merger and/or the Subsidiary Bank Merger (including, without limitation, changing the provisions of this Article II), if and to the extent LCNB deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall:

(i)     Alter or change the amount or kind of consideration to which the holders of CNNB Common Stock are entitled in accordance with the terms and subject to the conditions of this Agreement;

(ii)     Materially impede or delay consummation of the transactions contemplated by this Agreement; or

(iii)    Cause the Merger to fail to qualify as a “reorganization” under Section 368(a)(1)(A) of the Code.

If requested by LCNB, CNNB shall enter into one or more amendments to this Agreement in order to effect any such change.

(c)     No Dissenters’ Rights. In connection with the Parent Merger, the holders of shares of CNNB Common Stock are not entitled to any rights of an objecting or dissenting shareholder under Section 3-202 of the MGCL.

2.02    Effectiveness of Parent Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the Parent Merger shall become effective upon the later to occur of the following: (i) the filing of the certificate of merger with the OSS and the articles of merger with the SDAT; or (ii) such later date and time as may be set forth in such certificate of merger. The Parent Merger shall have the effects prescribed in the OGCL and MGCL.
2.03    Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, LCNB and CNNB shall cause the effective date of the Parent Merger (the “Effective Date”) to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall not fall after the date specified in Section 8.01(c) or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Parent Merger shall become effective is referred to herein as the “Effective Time.”

2.04    Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will occur by electronic exchange of documents at 10:00 am, Lebanon, Ohio time, on a date as soon as reasonably practicable to be mutually agreed upon by LCNB and CNNB, and after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can be satisfied only at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing).
2.05    The Subsidiary Bank Merger.
(a)     Immediately following the Parent Merger, or at such later time as LCNB may determine, Cincinnati Federal will merge with and into LCNB Bank (the “Subsidiary Bank Merger”).  LCNB Bank shall be the surviving entity in the Subsidiary Bank Merger and, upon the consummation of the Subsidiary Bank Merger, the separate corporate existence of Cincinnati Federal shall cease and LCNB Bank shall survive and continue to exist as a national bank.  Promptly after the date of this Agreement, LCNB Bank and Cincinnati Federal shall enter into an agreement and plan of merger substantially in the form attached hereto as Exhibit B (the “Subsidiary Bank Merger Agreement”).
(b)    Each of LCNB and CNNB, as the sole shareholder of LCNB Bank and Cincinnati Federal, respectively, shall approve the Subsidiary Bank Merger Agreement and the Subsidiary Bank Merger.  Prior to the Effective Time, CNNB shall cause Cincinnati Federal, and LCNB shall cause LCNB Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Subsidiary Bank Merger (“Subsidiary Bank Merger Certificates”). The Parent Merger and the Subsidiary Bank Merger shall sometimes collectively be referred to herein as the “Merger.”

ARTICLE III
Aggregate Consideration
3.01    Aggregate Consideration.
At the Effective Time, by virtue of the Parent Merger and without any action on the part of any holder of CNNB Common Stock:
(a)     Conversion of CNNB Common Stock. Subject to Sections 3.01 and 3.03, each share of CNNB Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, at the election of the holder thereof, the following:
(i)    a number of LCNB Common Shares equal to the Exchange Ratio (the “Per Share Stock Consideration”); or
(ii)    cash in the amount of $17.21 (the “Per Share Cash Consideration”).
(b)    Aggregate Consideration.
(i)    The “Aggregate Consideration” shall mean the Aggregate Cash Consideration and the Aggregate Stock Consideration.
(ii)    The “Aggregate Cash Consideration” for purposes of this Agreement shall be a dollar amount equal to the Per Share Cash Consideration multiplied by the sum of the total number of Cash Election Shares (subject to adjustment pursuant to Article III) plus the Reallocated Cash Shares, if any.
(iii)    The “Aggregate Stock Consideration” for purposes of this Agreement shall be a dollar amount equal to the Exchange Ratio multiplied by the sum of the Stock Election Shares (subject to adjustment pursuant to Article III) plus the Reallocated Stock Shares, if any.
(iv)    If the number of shares of CNNB Common Stock issued and outstanding immediately prior to the Effective Time exceeds the number of shares of CNNB Common Stock issued and outstanding as of the date hereof for reasons other than the exercise of CNNB Options outstanding as of the date hereof, the Aggregate Consideration will not be adjusted as a result of such excess, though appropriate adjustments will be made to the Per Share Stock Consideration and the Per Share Cash Consideration.
(v)    If the Adjusted Shareholders’ Equity (as defined below), as mutually agreed to by CNNB and LCNB, each acting in good faith, is less than $36,800,000 (“Minimum Adjusted Shareholders’ Equity”), then the Aggregate Consideration shall be reduced dollar-for-dollar by the amount by which the Adjusted Shareholders’ Equity is less than the Minimum Adjusted Shareholders’ Equity. If the Adjusted Shareholders’ Equity equals or exceeds the Minimum Adjusted Shareholders’ Equity, then there shall be no adjustment to the Aggregate Consideration. As used herein, “Adjusted Shareholders’ Equity” shall equal CNNB’s consolidated shareholders’ equity as determined in accordance with GAAP as of the date that is three (3) business days immediately prior to the Closing Date (the “Minimum Equity Determination Date”), plus the sum of (i) the aggregate fees and expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by CNNB or any CNNB

Subsidiary in connection with this Agreement or the transactions contemplated hereby, (ii) any amounts paid or payable to any director, officer or employee of the CNNB or any CNNB Subsidiary under any contract, severance arrangement, benefit plan or employment practice of CNNB or any CNNB Subsidiary and all other payroll and non-payroll related costs and expenses incurred by CNNB or any CNNB Subsidiary in connection with this Agreement or the transactions contemplated hereby, (iii) any payment made or expense accrued for the purchase of a directors' and officers' liability insurance policy pursuant to this Agreement, (iv) any costs associated with the termination of the CNNB’s employee benefit plans, (v) any costs associated with the termination of the CNNB’s and CNNB Subsidiaries’ agreements with any of their vendors, including any data processing agreement, (vi) reductions in CNNB’s consolidated shareholders’ equity (as determined in accordance with GAAP) due to changes in the valuation of mortgage serving rights (as determined in accordance with GAAP) from March 31, 2023 through the Minimum Equity Determination Date, (vii) reductions in CNNB’s consolidated shareholders’ equity (as determined in accordance with GAAP) due to changes in the valuation of interest rate lock commitments and/or forward loan sale commitments (as determined in accordance with GAAP) from March 31, 2023 through the Minimum Equity Determination Date, (viii) reductions in CNNB’s consolidated shareholders’ equity (as determined in accordance with GAAP) due to changes in accumulated other comprehensive income from March 31, 2023 through the Minimum Equity Determination Date, (ix) the balance of the Cincinnati Federal ESOP loan on the Minimum Equity Determination Date, and (x) any other expenses incurred solely in connection with the transactions contemplated by this Agreement, in each case incurred or to be incurred by the CNNB or any CNNB Subsidiary through the Effective Time in connection with this Agreement and the transactions contemplated hereby.
(c)    Treasury Shares. All Treasury Shares shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
3.02    Rights as Shareholders; Share Transfers. At the Effective Time, holders of shares of CNNB Common Stock shall cease to be, and shall have no rights as, stockholders of CNNB, other than (a) to receive any dividend or other distribution with respect to such shares of CNNB Common Stock with a record date occurring prior to the Effective Time, or (b) to receive the Aggregate Consideration. After the Effective Time, there shall be no transfers on the stock transfer books of CNNB or the Surviving Corporation of any shares of CNNB Common Stock.
3.03     Election, Exchange and Payment Procedures .
(a)    Exchange Agent. Computershare Inc. will act as agent (the “Exchange Agent”) for purposes of conducting the exchange and payment procedures as described in this Section 3.03.
(b)    Election Procedure. Upon written request of LCNB, which request will be made not less than two, nor more than five, Business Days prior to the date LCNB causes the Exchange Agent to mail the Election Forms (as hereinafter described), CNNB will provide to LCNB and the Exchange Agent an accurate and complete written list of the Record Holders of shares of CNNB Common Stock as of the date of delivery of such list (the “Record Holder List”). No later than forty (40) business days prior to the anticipated Election Deadline, LCNB shall cause the Exchange Agent to mail to each Person on the Record Holder List an election form in such form as LCNB and CNNB shall mutually agree (the “Election Form”); provided, however, that the Registration Statement shall have been declared effective by the SEC before the Exchange Agent shall mail the Election Forms to the holders of shares of CNNB Common Stock, and if such effectiveness is less than forty (40) business days prior to the anticipated Election Deadline, immediately following such effectiveness. Each Election Form shall permit the holder (or in the case of nominee Record Holders of shares of CNNB Common Stock, the beneficial owner through proper instructions and documentation) of CNNB Common Stock (i) to elect to receive LCNB Common Shares with respect to all of such holder’s CNNB Common Stock, (ii) to elect to receive cash with respect to all of such holder’s CNNB Common Stock, (iii) to elect to receive cash with respect to some of such holder’s CNNB Common Stock and to receive LCNB Common Shares with respect to such holder’s remaining CNNB Common Stock, or (iv) to indicate that such holder makes no such election with respect to such holder’s CNNB Common Stock. Any CNNB Common Stock with respect to which the holder has properly elected to receive cash are referred to as “Cash Election Shares.” Any CNNB Common Stock with respect to which the holder has properly elected to receive LCNB Common Shares are referred to as “Stock Election Shares.” Any CNNB Common Stock with respect to which the holder has indicated that such holder makes no such election are referred to as “No Election Shares.” Any CNNB Common Stock with respect to which the holder thereof shall not have made, as of the Election Deadline, an effective election by submission to the Exchange Agent of a properly completed Election Form shall be deemed to be No Election Shares.
(c)    Election Deadline; Revocation or Modification of Election. For purposes of this Agreement, the term “Election Deadline” shall mean 5:00 p.m. Eastern Time on the fifteenth (15th) business day prior to the Effective Date, or such other date upon which LCNB and CNNB shall mutually agree to prior to the Effective Time. Any election to receive cash, LCNB Common Shares or a combination of cash and LCNB Common Shares shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline, accompanied with (i) the certificates representing CNNB Common Stock (the “Old Certificates”) covered by such Election Form if such shares of CNNB Common Stock are certificated, and (ii) duly executed transmittal materials included with the Election Form. Any submitted Election Form may be revoked or changed by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent prior to the Election Deadline. The Exchange Agent shall be required to make all determinations as to when any election, modification or revocation has been received and whether any such election, modification or revocation has been properly made.
(d)    Reallocation of LCNB Common Shares and Cash. No later than the fifth (5th) business day prior to the Effective Date, the Exchange Agent shall effect the proper allocation among holders of CNNB Common Stock of rights to receive cash, LCNB Common Shares, or a combination of cash and LCNB Common Shares in accordance with the Election Forms and as follows:
(i)    If the number of Cash Election Shares is greater than 20% of the total number of shares of CNNB Common Stock outstanding, then:
(1)     each of the Stock Election Shares and No Election Shares shall have the right to receive the Per Share Stock Consideration;
(2)     the Exchange Agent will designate among the Cash Election Shares (by the method described in Section 3.03(e) below), a sufficient number of such shares to receive the Per Share Stock Consideration (such redesignated shares referred to as “Reallocated Stock Shares”) such that the number of remaining Cash Election Shares equals 20% of the total number of shares of CNNB Common Stock outstanding, and each of the Reallocated Stock Shares shall be converted into the right to receive the Per Share Stock Consideration; and
(3)    each of the Cash Election Shares that are not Reallocated Stock Shares shall have the right to receive the Per Share Cash Consideration.

(ii)    If the number of Stock Election Shares is greater than 80% of the total number of shares of CNNB Common Stock outstanding, then:
(1)    each of the Cash Election Shares and No Election Shares shall have the right to receive the Per Share Cash Consideration;
(2)    the Exchange Agent will designate among the Stock Election Shares (by the method described in Section 3.03(e) below), a sufficient number of such shares to receive the Per Share Cash Consideration (such redesignated shares referred to as “Reallocated Cash Shares”) such that the number of remaining Stock Election Shares equals 80% of the total number of shares of CNNB Common Stock outstanding, and each of the Reallocated Cash Shares shall be converted into the right to receive the Per Share Cash Consideration; and
(3)    each of the Stock Election Shares that are not Reallocated Cash Shares shall have the right to receive the Per Share Stock Consideration.
(iii)    If the number of Cash Election Shares is less than 20% of the total number of shares of CNNB Common Stock outstanding and the number of Stock Election Shares is less than 80% of the total number of shares of CNNB Common Stock outstanding, then:
(1)    each of the Cash Election Shares shall have the right to receive the Per Share Cash Consideration;
(2)    each of the Stock Election Shares shall have the right to receive the Per Share Stock Consideration; and
(3)    the Exchange Agent will designate among the No Election Shares (by the method described in Section 3.03(e) below), a sufficient number of such shares as Reallocated Cash Shares such that the number of Cash Election Shares plus the number of Reallocated Cash Shares equals 20% of the total number of CNNB shares outstanding, with the remaining No Election Shares designated as Reallocated Stock Shares.
(e)    Method of Designation.
(i)    If the Exchange Agent is required pursuant to Section 3.03(d) to designate from among all No Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of No Election Shares shall have a pro rata portion (based on such holder’s No Election Shares relative to all No Election Shares) of such holder’s No Election Shares designated as Reallocated Cash Shares.
(ii)    If the Exchange Agent is required pursuant to Section 3.03(d) to designate from among all Stock Election Shares the Reallocated Cash Shares to receive the Per Share Cash Consideration, each holder of Stock Election Shares shall have a pro rata portion (based on such holder’s Stock Election Shares relative to all Stock Election Shares) of such holder’s Stock Election Shares designated as Reallocated Cash Shares.
(iii)    If the Exchange Agent is required pursuant to Section 3.03(d) to designate from among all Cash Election Shares the Reallocated Stock Shares to receive the Per Share Stock Consideration, each holder of Cash Election Shares shall have a pro rata portion (based on such holder’s Cash Election Shares relative to all Cash Election Shares) of such holder’s Cash Election Shares designated as Reallocated Stock Shares.
(f)    Exchange Fund. Prior to the Effective Time, LCNB shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Old Certificates and holders of uncertificated shares of CNNB Common Stock, for exchange in accordance with this Article III, (i) certificates representing LCNB Common Shares (subject to Section 3.03(l)) and (ii) cash in an aggregate amount sufficient to make appropriate payment of (A) the Per Share Cash Consideration, (B) cash in lieu of fractional shares pursuant to Section 3.03(i), (C) cash in an aggregate amount sufficient for the Option Cash-Out Amount, pursuant to Section 3.04 and (D) any dividends or distributions on account of LCNB Common Shares to be exchanged for shares of CNNB Common Stock with a record date occurring on or after the Effective Time, and without any interest on any such cash, dividends or distributions (the “Exchange Fund”) to be paid pursuant to this Article III in exchange for outstanding CNNB Common Stock. Promptly after the Effective Time, the Exchange Agent shall distribute LCNB Common Shares and make payment of the Exchange Fund as provided herein. The Exchange Agent shall not be entitled to vote or to exercise any rights of ownership with respect to the LCNB Common Shares held by it from time to time hereunder, except that it shall receive and hold in trust for the recipients of the LCNB Common Shares until distributed thereto pursuant to the provision of this Agreement all dividends or other distributions paid or distributed with respect to such LCNB Common Shares for the account of the persons entitled thereto.
(g)    Surrender of Old Certificates Following the Election Deadline.
(i)    Appropriate transmittal materials (the “Letter of Transmittal”) in a form satisfactory to LCNB and CNNB shall be mailed by the Exchange Agent as soon as practicable after the Election Deadline to each holder of record of CNNB Common Stock as of the Election Deadline who did not previously submit a properly completed Election Form. A Letter of Transmittal will be deemed properly completed only if accompanied by the Old Certificates to be converted thereby.

(ii)    The Letter of Transmittal shall (A) specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon delivery of the Old Certificates to the Exchange Agent; (B) be in a form and contain any other provisions as LCNB and CNNB may reasonably determine; (C) include information concerning procedures in the case of lost, stolen or destroyed Old Certificates; and (D) include instructions for use in effecting the surrender of the Old Certificates in exchange for the Aggregate Consideration. Upon the effective surrender of the Old Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Old Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of LCNB Common Shares that such holder has the right to receive pursuant to Sections 3.01 and 3.03, if any, and a check in the amount equal to the cash that such holder has the right to receive pursuant to Sections 3.01 and 3.03, if any (including any cash in lieu of fractional LCNB Common Shares, if any, that such holder has the right to receive pursuant to Sections 3.01 and 3.03, and any dividends or other distributions to which such holder is entitled pursuant to Section 3.03). Old Certificates so surrendered shall be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, but in any event not more than five (5) business days, the Exchange Agent shall distribute LCNB Common Shares and cash as provided herein. If there is a transfer of ownership of any shares of CNNB Common Stock not registered in the transfer records of CNNB, the applicable portion of the Aggregate Consideration shall be issued to the transferee thereof only if the Old Certificates representing such shares of

CNNB Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of LCNB and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(iii)    No dividends or other distributions declared or made after the Effective Time with respect to LCNB Common Shares issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of LCNB Common Shares hereunder until such person surrenders his or her Old Certificates in accordance with this Section 3.03. Upon the surrender of such person’s Old Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of LCNB Common Shares represented by such person’s Old Certificates.

(h)     Release of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of CNNB for six (6) months after the Effective Time shall be paid to LCNB. Any shareholders of CNNB who have not theretofore complied with this Article III shall thereafter look only to LCNB for payment of the Aggregate Consideration.
(i)    No Fractional LCNB Common Shares.
(i)    No certificates or scrip representing fractional LCNB Common Shares shall be issued upon the surrender for exchange of Old Certificates, and such fractional LCNB Common Share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation.
(ii)    Each holder of CNNB Common Stock who would otherwise be entitled to receive a fractional LCNB Common Share shall receive from the Exchange Agent an amount of cash equal to the product obtained by multiplying (A) the fractional LCNB Common Share interest to which such holder (after taking into account all CNNB Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) the Per Share Cash Consideration. For the avoidance of doubt, payments made pursuant to this Section 3.03(i) shall not be included in determining the Aggregate Cash Consideration or any limits on the amount thereof.
(j)    No Liability. None of LCNB, CNNB, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of CNNB Common Stock for any payment of the Per Share Stock Consideration, the Per Share Cash Consideration, any cash in lieu of a fractional LCNB Common Share interest, or any dividends or distributions with respect to LCNB Common Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.
(k)    Withholding Rights. LCNB or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of CNNB Common Stock such amounts as LCNB or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by LCNB or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the CNNB Common Stock.
(l)    Book Entry. All shares of LCNB Common Shares to be issued pursuant to this Agreement may be issued in book entry form without physical certificates in LCNB’s discretion.

(m)    Waiver. The Surviving Corporation may from time to time, in the case of one or more Persons, waive one or more of the rights provided to it in this Article III to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights to withhold any such payment, delivery or distribution in the case of any Person.
(n)    Stock Splits, Recapitalization, etc. If, prior to the Effective Time, the outstanding LCNB Common Shares or CNNB Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Per Share Stock Consideration and the Per Share Cash Consideration to give holders of CNNB Common Stock the same economic effect as contemplated by this Agreement prior to such event.
3.04     CNNB Options/Restricted Stock Awards .
(a)    Immediately prior to the Effective Time, all rights with respect to CNNB Common Stock pursuant to CNNB Equity Incentive Plans (the “CNNB Options”) shall be cancelled in exchange for a cash payment equal to the Per Share Cash Consideration less the exercise price per share of such CNNB Option (the “Option Cash-Out Amount”). All unvested CNNB Options will be accelerated immediately prior to cancellation in exchange for the cash payment in accordance with this Section 3.04.
(b)    The CNNB Board shall not make any grants of CNNB Options following the execution of this Agreement, except grants required to be made under the CNNB Equity Incentive Plans.

(c)    The CNNB Board shall make such adjustments and amendments to or make such determinations with respect to the CNNB Options to effect the foregoing provisions of this Section 3.04.

(d)    Immediately prior to the Effective Time, any vesting restrictions on each share of restricted stock outstanding immediately prior thereto (“CNNB Restricted Stock”) pursuant to the CNNB Equity Incentive Plans shall automatically lapse, and each share of CNNB Restricted Stock shall be treated as an issued and outstanding share of CNNB Common Stock for the purposes of this Agreement.

3.05     Tax Consequences .
(a)    For federal income tax purposes, the Parent Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Department regulation sections 1.368-2(g) and 1.368-3(a).
(b)    Notwithstanding anything in this Agreement to the contrary, if, in the reasonable opinion of LCNB, the Parent Merger may potentially fail to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then LCNB shall increase the Per Share Stock Consideration (and cause a corresponding decrease in the Per Share Cash Consideration equal to the economic value of any such increase) to the minimum extent necessary to enable, in the reasonable opinion of LCNB, the Parent Merger to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code.

ARTICLE IV
Actions Pending Consummation of Merger

4.01    Forbearances of CNNB. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as required by law or regulation, by any Governmental Authority or by an applicable Regulatory Order, without the prior written consent of LCNB, CNNB shall not, and shall cause its Subsidiaries not to:
(a)    Ordinary Course. Conduct the business of CNNB and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon CNNB’s ability to perform any of its obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement, or enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable policies imposed by any Governmental Authority.
(b)    Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional CNNB Common Stock, other capital stock of CNNB, (ii) enter into any agreement, or amend or modify the CNNB Equity Incentive Plans except as otherwise set forth in this Agreement, with respect to the foregoing, (iii) permit any additional new grants of any restricted stock, options, other Rights or similar stock-based employee rights under CNNB Equity Incentive Plans or any other plan or program, or (iv) effect any recapitalization, reclassification, stock split, or similar change in capitalization.
(c)    Dividends; Distributions; Adjustments. (i) Make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.
(d)    Compensation; Employment Agreements. Enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, consultant, officer or employee of CNNB or any of its Subsidiaries, hire or engage any full-time employee or consultant, other than as replacements for positions existing on the date hereof , or grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law. For the avoidance of doubt, CNNB may in the ordinary course extend the terms of the employment and change in control agreements in effect as of the date of this Agreement.
(e)    Benefit Plans. Enter into, establish, adopt, amend, modify, make any contributions (except the ESOP contribution and payment otherwise due no later than each December 31 consistent with past practices) to or terminate (except (i) as may be required by applicable law, (ii) as contemplated by this Agreement, or (iii) pursuant to the regular annual renewal of insurance contracts) the CNNB Equity Incentive Plans or any pension, retirement, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of CNNB or any of its Subsidiaries, or take any action to accelerate the payment of benefits or the vesting or exercisability of any options, restricted stock, phantom stock or other compensation or benefits payable thereunder, except as set forth in Section 4.01(e) of the CNNB Disclosure Schedule.
(f)    Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any Person other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness of any person other than a wholly owned Subsidiary or any claims against any Person other than a wholly owned Subsidiary, in each case other than in the ordinary course, consistent with past practices, including any debt collection or foreclosure transactions.
(g)    Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person.
(h)    Governing Documents. Amend the CNNB Articles, the CNNB Bylaws or the organizational and governing documents of its Subsidiaries.
(i)    Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.
(j)    Material Contracts. (i) Terminate, amend, or waive any provision of, any Material Contract; (ii) make any change in any instrument or agreement governing the terms of any of its securities, or material lease or any other Material Contract, other than normal renewals of leases and other Material Contracts without material adverse changes of terms with respect to CNNB; (iii) enter into any Material Contract that (A) would constitute a Material Contract if it were in effect on the date of this Agreement or (B) that has a term of one year or longer and that requires payments or other obligations by CNNB or any CNNB Subsidiary of $10,000 or more under the Material Contract; or (iv) enter into any Material Contract if the Material Contract, in the aggregate with all Material Contracts entered into by CNNB or any CNNB Subsidiary from and after the date of this Agreement, would result in aggregate required payments by CNNB or any CNNB Subsidiary in excess of $50,000.
(k)    Claims. Settle any claim, suit, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, suits, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $10,000 or, in the aggregate, not to exceed $50,000, for all such claims, actions or proceedings.
(l)    Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, or (iii) a violation of any provision of this Agreement.
(m)    Risk Management. Except as set forth in Section 4.01(m) of the CNNB Disclosure Schedule, (i) implement or adopt any material change in its interest rate or other risk management policies, procedures or practices, (ii) fail in any material respect to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, (iii) fail to use commercially reasonable means to address any material increase in its aggregate exposure to interest rate risk, or (iv) fail in any material respect to follow its existing policies or practices with respect to managing its fiduciary risks.
(n)    Borrowings. Other than in the ordinary course, consistent with past practice, incur any indebtedness, contract for the incurrence of any indebtedness, or assume,

guarantee, endorse or otherwise as an accommodation become responsible for the obligations of indebtedness of any other individual, corporation or other entity (it being understood and agreed that incurrence of indebtedness in the ordinary course, consistent with past practices shall include the creation of deposit liabilities, purchases of federal funds, borrowings from any of the Federal Home Loan Banks, sales of certificates of deposits, and entry into repurchase agreements).
(o)    Indirect Loans; Participations. (i) Make or purchase any indirect or brokered Loans, or (ii) purchase from or sell to any financial institution or non-depository lender an interest in a Loan, except for such credit facilities made to borrowers in CNNB’s Territory which are secured by collateral located in CNNB’s Territory in the ordinary course and consistent with past practices.
(p)    Capital Expenditures. Make, or commit to make, any capital expenditures in excess of $25,000.
(q)    Lending. (i) Enter into any new line of business, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital applicable with respect to its loan portfolio or any segment thereof); (ii) make or acquire, or modify, renew or extend any Loan except for Loans made, acquired, renewed or extended in the ordinary course, consistent with past practices and in compliance with its Subsidiaries’ loan policies and underwriting guidelines and standards as in effect as of the date of this Agreement; (iii) make or acquire, or modify, renew or extend any Loan (A) in the case of new Loans (other than unsecured Loans), if immediately after making the Loan the Person obtaining the Loan and the Person’s Affiliates would have debt owed to Cincinnati Federal that is, in the aggregate, in excess of $1,000,000 or any new Loan that causes the aggregate credit exposure to exceed $2,000,000, (B) in the case of the modification, renewal, or extension of any Loan (other than unsecured Loans) outstanding as of the date of this Agreement, if immediately after the modification, renewal, or extension of the Loan the Person obtaining the modification, renewal, or extension of the Loan and the Person’s Affiliates would have an aggregate credit exposure to CNNB or any of its Subsidiaries that is, in excess of $1,000,000, (C) in the case of new unsecured Loans, or the modification, renewal, or extension of any unsecured Loan outstanding as of the date of this Agreement, if immediately after making the new unsecured Loan or immediately after the modification, renewal or extension of the unsecured Loan the Person obtaining the new unsecured Loan or the modification, renewal or extension of the unsecured Loan and the Person’s Affiliates would have unsecured debt owed to CNNB or any of its Subsidiaries that is, in the aggregate, in excess of $500,000, or (D) that is in excess of $500,000 and that is classified by Cincinnati Federal as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, in each case, except pursuant to existing commitments entered into prior to the date hereof; (iv) grant, or renew the prior grant of, the deferral of any payments under any Loan or make or agree to make any other modification that would result in the Loan being, or continue the status of the Loan as, a CARES Act Modified Loan, in each case with respect to any Loan that is in an amount in excess of $500,000; provided that in the case of each of items (i) through (iv) above LCNB shall be required to respond to any request for a consent to make such Loan or extension of credit in writing within five (5) business days after the loan package is delivered to LCNB. If LCNB does not respond negatively in writing within such time period, LCNB shall be deemed to have granted its consent to such Loan or extension of credit.
(r)    Investment Securities Portfolio. Restructure or materially change its investment securities portfolio or its portfolio duration, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage-related securities which would be considered “high risk” securities under applicable regulatory pronouncements, or otherwise purchase or sell securities in the portfolio individually in that exceed $200,000 or in the aggregate that would exceed $1,000,000.
(s)     Taxes. (i) Fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time, (ii) fail to timely pay any Tax due (whether or not required to be shown on any such Tax Returns), or (iii) make, change or revoke any Tax election or Tax accounting method, file any amended Tax Return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or file any amended Tax Return).
(t)    Offices and Facilities. (i) Open, close or relocate any branch office, ATMs, loan production office or other significant office or operations facility of CNNB or its Subsidiaries at which business is conducted, or (ii) fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.
(u)    Interest Rates. Increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with applicable policies of CNNB or its Subsidiaries or with past practices in relation to rates prevailing in the relevant market.
(v)    Foreclosures. Foreclose upon or otherwise cause CNNB or any of its Subsidiaries to take title to or possession or control of any real property or entity thereon without first obtaining a Phase I thereon which indicates that the property is free of Hazardous Material; provided, however, that no such report shall be required to be obtained with respect to residential real property of one acre or less to be foreclosed upon unless CNNB has reason to believe that such real property may contain any such Hazardous Material.
(w)    Deposit Liabilities. Take any action to cause any material change in the amount or general composition of deposit liabilities.
(x)    Reorganization 368(a). Not take, or fail to take, any action that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(y)    Commitments. Agree or commit to do any of the foregoing.
4.02    Forbearances of LCNB. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by law or required by an applicable Regulatory Order, without the prior written consent of CNNB, LCNB shall not, and shall cause its Subsidiaries not to:
(a)    Capital Stock. Effect any recapitalization, reclassification, stock split, or similar change in capitalization.
(b)    Governing Documents. Amend the LCNB Articles or the LCNB Regulations in a manner that would adversely affect the holders of LCNB Common Shares.
(c)    Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming materially inaccurate at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iii) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority, or (iv) a delay in the consummation of the transactions contemplated by this Agreement.
(d)    Commitments. Agree or commit to do any of the foregoing.

ARTICLE V
Representations and Warranties

5.01    Representations and Warranties of CNNB. Except as disclosed in the disclosure schedule delivered by CNNB to LCNB concurrently herewith (the “CNNB Disclosure Schedule”); provided that (i) the mere inclusion of an item in the CNNB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by CNNB that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (ii) any disclosures made with respect to a section of Article V shall be deemed to qualify any other section of Article V specifically referenced or cross-referenced, CNNB hereby represents and warrants to LCNB as follows:
(a)    Organization, Standing and Authority.
(i)    CNNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is a savings and loan holding company duly registered with the FRB under HOLA. CNNB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. CNNB is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Section 5.01(a)(i) of the CNNB Disclosure Schedule sets forth the foreign jurisdictions in which CNNB conducts business.
(ii)    Except, in the case of clauses (B) and (C) only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on CNNB, each Subsidiary of CNNB (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (C) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of CNNB to pay dividends or distributions, except, in the case of a Subsidiary that is an insured depository institution, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of Cincinnati Federal are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of CNNB, threatened.  Section 5.01(a)(ii) of the CNNB Disclosure Schedule sets forth a true and complete list of all Subsidiaries of CNNB as of the date hereof.

(b)    Capital Structure of CNNB.

(i)    As of the date hereof, the authorized capital stock of CNNB consists of (A) 14,000,000 shares of CNNB Common Stock, of which 2,884,171 shares are issued and outstanding, and (B) 1,000,000 shares of preferred stock, $0.01 par value per share (“CNNB Preferred Stock”), of which no shares are issued and outstanding. The CNNB Common Stock and CNNB Preferred Stock are collectively referred to herein as “CNNB Stock.” As of the date hereof, there are: (A) 160,668 Treasury Shares held by CNNB or otherwise owned by CNNB or its Subsidiaries; (B) 303,041 shares of CNNB Common Stock reserved for issuance for awards of CNNB Options under the CNNB Equity Incentive Plans (of which 296,350 CNNB Options are outstanding as of the date hereof); and (C) 121,216 shares of CNNB Common Stock reserved for issuance for awards of CNNB Restricted Stock under the CNNB Equity Incentive Plans (of which 53,596 shares of CNNB Restricted Stock are outstanding as of the date hereof). No shares of CNNB Preferred Stock are issued and outstanding or reserved for issuance. All of the issued and outstanding CNNB Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for plans and other obligations set forth in this paragraph (i), CNNB does not have, and is not bound by, any outstanding or issued Rights with respect to any CNNB Stock.
(ii)     There are no outstanding options or warrants under the CNNB Equity Incentive Plan, except as set forth in Section 5.01(b) of the CNNB Disclosure Schedule. The restricted stock awards issued pursuant to the CNNB Equity Incentive Plans have been granted in compliance in all material respects with the terms of the applicable restricted stock award agreement, the CNNB Equity Incentive Plans and all applicable laws. With respect to each restricted stock award outstanding as of the date hereof, the name of each recipient, the date of each restricted stock award granted, the number of shares subject to each such restricted stock award and the market value at the time of granting of the restricted stock award are set forth in Section 5.01(b) of the CNNB Disclosure Schedule.
(iii)    Neither CNNB nor any of its Subsidiaries have any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness for which the holders thereof have the right to vote on any matters on which the shareholders have the right to vote. There are no registration rights, and there is no voting trust, proxy, rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which CNNB is a party or by which it is bound with respect to any equity security of any class of capital stock of CNNB or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.
(c)    Authority; No Violation.
(i)    CNNB has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Parent Merger and the Subsidiary Bank Merger have been duly and validly approved by the Board of Directors of CNNB.  The Board of Directors of CNNB has determined, subject to Section 6.06 of this Agreement, that the Parent Merger, on the terms and conditions set forth in this Agreement, is in the best interests of CNNB and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to CNNB’s shareholders for approval (with the CNNB Board of Directors’ recommendation in favor of approval) at a meeting of the shareholders, and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of CNNB Common Stock (the “Requisite CNNB Vote”), and the

adoption and approval of the Subsidiary Bank Merger Agreements by CNNB as sole shareholder of Cincinnati Federal, no other corporate proceedings on the part of CNNB are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by CNNB and (assuming due authorization, execution and delivery by LCNB) constitutes a valid and binding obligation of CNNB, enforceable against CNNB in accordance with its terms (except in all cases as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(ii)    Neither the execution and delivery of this Agreement by CNNB nor the consummation by CNNB of the transactions contemplated hereby, including the Parent Merger and the Subsidiary Bank Merger, nor compliance by CNNB with any of the terms or provisions hereof, will (A) violate any provision of the CNNB Articles or CNNB Bylaws or (B) assuming that the consents and approvals referred to in Section 5.01(d) are duly obtained, (1) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CNNB or any CNNB Subsidiaries or any of their respective properties or assets or (2) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or payments, rebates, or reimbursements required under, or result in the creation of any Lien upon any of the respective properties or assets of CNNB or any CNNB Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CNNB or any CNNB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound.

(d)    Consents and Regulatory Approvals.
(i)    No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by CNNB or any of its Subsidiaries in connection with the execution, delivery or performance by CNNB of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications, waivers or notices, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement, (B) the filing with the SEC and declaration of effectiveness of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act including the proxy statement/prospectus (the “Proxy Statement/Prospectus”) relating to the meeting, including any adjournments or postponements thereof, of CNNB shareholders to be held in connection with this Agreement and the Merger (the “CNNB Meeting”), (C) Requisite CNNB Vote, (D) the filing of the certificate of merger with the OSS pursuant to the OGCL and articles of merger with the SDAT pursuant to the MGCL, and the filing the Subsidiary Bank Merger Certificates, and (E) the receipt of the approvals set forth in Section 7.01(b).
(ii)     As of the date hereof, CNNB is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(iii)     As of the date hereof, there is no dispute or other proceeding pending between CNNB or Cincinnati Federal or any of their Subsidiaries and any community groups relating to CNNB or Cincinnati Federal, and, to CNNB’s Knowledge, no such dispute or other proceeding as been threatened, in each case, that could reasonably be expected to materially delay the receipt of, or impair the ability to obtain, any regulatory approval required to be obtained by LCNB to consummate the transactions contemplated by this Agreement.
(e)    Financial Statements; Material Adverse Effect; Internal Controls.
(i)    CNNB has delivered or will deliver to LCNB (A) audited consolidated financial statements for each of the fiscal years ended December 31, 2022, 2021 and 2020, respectively, consisting of consolidated balance sheets and the related consolidated statements of income, comprehensive income and shareholders’ equity and cash flows for the fiscal years ended on such dates, including the footnotes thereto and the reports prepared with respect thereto by FORVIS, LLP, CNNB’s independent registered public accounting firm; (B) unaudited consolidated financial statements for the three-month interim period ended March 31, 2023 and each subsequent quarter thereafter, consisting of balance sheets and the related statements of income; and (C) unaudited consolidated monthly financial statements for April 30, 2023 and each subsequent month thereafter, consisting of balance sheets and the related statements of income (collectively, the “CNNB Financial Statements”). The CNNB Financial Statements, as of the dates thereof and for the periods covered thereby, have been prepared in conformity with GAAP, consistently applied throughout the periods indicated, and fairly present the financial position of CNNB and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods indicated, subject in the case of the interim financial statements to normal year-end adjustments and the absence of notes thereto. As of the date hereof, the books and records of CNNB and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, FORVIS, LLP has not resigned (or informed CNNB that it intends to resign) or been dismissed as the independent public accountants of CNNB as a result of or in connection with any disagreements with CNNB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(ii)    Neither CNNB nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of CNNB included in the CNNB Financial Statements for fiscal year ended December 31, 2022 (including any notes thereto), (B) liabilities or obligations incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2022 or (C) in connection with this Agreement and the transactions contemplated hereby.
(iii)    Since December 31, 2022, (A) CNNB and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to CNNB.
(iv)    CNNB has established and maintains a system of internal accounting controls for CNNB and its Subsidiaries sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and applicable law, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of CNNB and its Subsidiaries in all material respects; (B) provide reasonable assurance that transactions are recorded as necessary to facilitate preparation of financial statements in conformity with GAAP, and that receipts and expenditures of CNNB and its Subsidiaries are being made in accordance with authorizations of management and directors of CNNB and its Subsidiaries, as the case may be; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of CNNB or its Subsidiaries that could have a material effect on their financial statements. CNNB has no Knowledge of any deficiency in the effectiveness of CNNB’s and its Subsidiaries’ internal controls over financial reporting as of the end of the periods covered by the CNNB Financial Statements and, to CNNB’s Knowledge, or of any fraud, whether or not material, that involves management or other employees of CNNB or its Subsidiaries. CNNB has provided LCNB access to all documentation related to CNNB’s internal control over financial reporting. Since December 31, 2020, except as set forth in CNNB’s Disclosure Schedule, there has been no complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CNNB or any of its Subsidiaries or their respective internal accounting controls, including without limitation any complaint, allegation, assertion or claim that CNNB or Cincinnati Federal has engaged in questionable accounting or auditing practices.
(f)    Litigation. Except as set forth in Section 5.01(f) of the CNNB Disclosure Schedule, there is no suit, action, investigation, claim, proceeding or review pending, or to CNNB’s Knowledge, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action, investigation, claim, proceeding or review) (i) that involves a Governmental Authority, or (ii) that, individually or in the aggregate, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a Material Adverse Effect on CNNB, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by CNNB, any of its Subsidiaries or the assets of it or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to LCNB or any of its Affiliates) that is or could reasonably be expected to be have a Material Adverse Effect on CNNB.
(g)    Regulatory Matters.
(i)    Neither CNNB nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, formal or informal agreement, memorandum of understanding or similar arrangement with, or a commitment letter, board resolution or similar submission to, or extraordinary supervisory letter (any of the foregoing, a “Regulatory Order”) from any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OCC, the FDIC, the FRB and the SDAT) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).
(ii)    Neither CNNB nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.
(h)    Compliance with Laws. CNNB, and each of its Subsidiaries, hold, and have held at all times, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding the applicable license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CNNB, and, to the Knowledge of CNNB, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  CNNB and its Subsidiaries have complied in all material respects with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Authority relating to CNNB or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer Loans.
(i)    Material Contracts; Defaults.
(i)    Except as set forth in the CNNB Disclosure Schedule listed under Section 5.01(i)(i), neither CNNB nor its Subsidiaries is a party to or is bound by any contract or agreement (whether written or verbal) of the following types as of the date of this Agreement, and no such contract or agreement is being negotiated or discussed as of the date hereof:
(A)    any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $10,000 in any one case or $50,000 in the aggregate in any period of 12 consecutive months;
(B)    any contract relating to any direct or indirect indebtedness of CNNB or its Subsidiaries for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $10,000 in any one case or $50,000 in the aggregate in any period of 12 consecutive months;
(C)    any employment, severance, consulting or management services contract or any confidentiality or nondisclosure contract with any director, officer, employee or consultant of CNNB or its Subsidiaries;
(D)    any contract containing covenants limiting the freedom of CNNB or any of its Subsidiaries to compete in any line of business or with any Person or in any area or territory;
(E)    any partnership, joint venture, limited liability company arrangement or other similar agreement;
(F)    any profit sharing, phantom stock award, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of CNNB’s or its Subsidiaries’ current or former directors, officers, employees or consultants;
(G)    any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement;
(H)    any contract with any insider of CNNB or its Subsidiaries or any arrangement under which CNNB or any of its Subsidiaries has advanced or loaned any amount to any of their respective insiders or immediate family member of any insider (the terms “insider” and “immediate family member” have the meanings given to them under Regulation O (12 C.F.R. Part 215) as promulgated by the FRB);
(I)    any contract, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor;
(J)    other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets, properties or securities of CNNB or its Subsidiaries;
(K)    any contract that requires the payment of royalties;
(L)    any contract pursuant to which CNNB or its Subsidiaries has any obligation to share revenues or profits derived from CNNB or its Subsidiaries with any other Person;
(M)    any contract between (i) CNNB or any of its Subsidiaries, on the one hand, and any officer, director, employee or consultant of CNNB or any of its Subsidiaries, on the other hand, and (ii) CNNB or any of its Subsidiaries, on the one hand, and any Associate or other Affiliate of any director, officer, employee or consultant of CNNB or any of its Subsidiaries, on the other hand; and
(N)    any other legally binding contract not of the type covered by any of the other items of this Section 5.01(i) involving money or property and having an obligation in excess of $10,000 in the aggregate in any period of 12 consecutive months or which is otherwise not in the ordinary and usual course of business.
(ii)    “Material Contracts” shall mean those contracts on the CNNB Disclosure Schedule listed under Section 5.01(i)(i). True, complete and correct copies of all of the Material Contracts have been provided to LCNB. All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to CNNB or any of its Subsidiaries, as the case may be, and (B) to the Knowledge of CNNB, as to the other parties to such Material Contracts. Except as disclosed in the CNNB Disclosure Schedule, CNNB and/or its Subsidiaries, as applicable, and to the Knowledge of CNNB, each other party to the Material Contracts, has performed and is performing all material obligations, conditions and covenants required to be performed by it under the Material Contracts. Neither CNNB nor its Subsidiaries, and to the Knowledge of CNNB, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material

Contracts, and neither CNNB nor its Subsidiaries, and to the Knowledge of CNNB, no other party, has received any notice that any of the Material Contracts will be terminated or will not be renewed. Neither CNNB nor any of its Subsidiaries has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the Knowledge of CNNB, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default under any of the Material Contracts.
(j)    Brokerage and Finder’s Fees. Except as set forth in Section 5.01(j) of CNNB Disclosure Schedule, neither CNNB nor any of its Subsidiaries has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.
(k)    Employee Benefit Plans; Employee Matters.
(i)    Section 5.01(k) of CNNB Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements, whether written or unwritten, that are currently effective or were in effect at any time in the previous five years, in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of CNNB or any of its Subsidiaries or any ERISA Affiliate participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which CNNB or its Subsidiaries or any ERISA Affiliate has any present or future liability (the “Compensation and Benefit Plans”). Neither CNNB nor any of its Subsidiaries nor any ERISA Affiliate has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan. No Compensation and Benefit Plan holds any CNNB Common Stock, except for the CNNB ESOP and the CNNB 401(k) Plan.
(ii)    Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received a favorable Determination Letter from the Internal Revenue Service (“IRS”), and no circumstances exist which are likely to result in revocation of any such favorable Determination Letter; or has been adopted on a pre-approved plan which has received a current opinion letter from the national office of the IRS. There is no pending or, to the Knowledge of CNNB, threatened legal action, suit or claim relating to the Compensation and Benefit Plans. Neither CNNB nor any of its Subsidiaries nor any ERISA Affiliate has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject CNNB or any of its Subsidiaries or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. No event has occurred or circumstance exists that could result in a material increase in premium cost of a

Compensation and Benefit Plan that is insured, or a material increase in benefit cost of such Compensation and Benefit Plans that are self-insured.
(iii)    None of the Compensation and Benefit Plans is subject to Title IV of ERISA, except for the Pentegra Defined Benefit Plan for Financial Institutions. No liability under Title IV of ERISA has been or is expected to be incurred by CNNB or any of its Subsidiaries with respect to any terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with CNNB under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”) or with respect to any terminated “multiple employer plan” within the meaning of Section 413(c) of the Code. None of CNNB, its Subsidiaries or any ERISA Affiliate has contributed to, or has been obligated to contribute to a multiple employer plan, except for the Pentegra Defined Benefit Plan for Financial Institutions. None of CNNB, its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to either a defined benefit pension plan subject to Title IV of ERISA or to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980, except for the Pentegra Defined Benefit Plan for Financial Institutions. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan. To the Knowledge of CNNB, there is no pending investigation or enforcement action by the U.S. Department of Labor or the IRS or any other Governmental Authority with respect to any Compensation and Benefit Plan.
(iv)    All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which CNNB or any of its Subsidiaries was or is a party have been timely made or have been reflected in accordance with GAAP on the CNNB Financial Statements.
(v)    Neither CNNB nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by CNNB or its Subsidiaries that would reasonably be expected to promise or guarantee such Employees’ retiree health or life insurance or other retiree death benefits on a permanent basis.
(vi)    Neither CNNB, any of its Subsidiaries nor any ERISA Affiliate maintain any Compensation and Benefit Plans covering leased or foreign (i.e., non-United States) Employees, independent contractors or non-employees.
(vii)    With respect to each Compensation and Benefit Plan, if applicable, CNNB has provided to LCNB, true and complete copies of existing (A) Compensation and Benefit Plan documents and amendments thereto, including a written description of any Compensation and Benefit Plan or any other employee benefit obligation that is not otherwise in writing, and all board actions approving the same, (B) trust instruments and insurance contracts, including renewal notices, (C) the three most recent Forms 5500 filed with the IRS (including all schedules thereto and the opinions of independent accountants), (D) the most recent actuarial report and financial statement, (E) the most recent summary plan description or wrap document and summaries of material modifications, (F) any notices to or from the IRS or Department of Labor or forms filed with the PBGC (other than for premium payments), (G) the most recent determination letter or opinion letter issued by the IRS, (H) any Form 5310 or Form 5330 filed with the IRS, (I) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests), and (J) all contracts with third party administrators, actuaries, investment managers, compensation consultants and other independent contractors that relate to a Compensation and Benefit Plan.
(viii)    The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan, or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.
(ix)    Neither CNNB nor any of its Subsidiaries or any ERISA Affiliate maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury regulations issued thereunder.
(x)    As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of LCNB, CNNB or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code and applicable regulations thereunder) of CNNB on a consolidated basis or which would violate 12 U.S.C. Section 1828(k) or regulations thereunder.
(xi)    CNNB and each of its Subsidiaries are and have been in compliance with all applicable federal, state and local laws, regulations, ordinances and rulings respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and (i) none of CNNB or any of its Subsidiaries are engaged in any unfair labor practice or other employment and/or wage-related policy, practice or action in violation of any federal, state or local law, regulation, ordinance or ruling, including without limitation those related to wages and hours under the Fair Labor Standards Act (FLSA), and (ii) there is no unfair labor practice or employment-related complaint against CNNB or any of its Subsidiaries pending or, to the knowledge of CNNB, threatened before any state or federal court, the National Labor Relations Board, the Equal Employment Opportunity Commission (EEOC) or any other federal, state or local administrative body relating to employment or employment-related policies, practices or conditions.
(xii)    Each Compensation and Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) complies with and has been established, documented, operated and maintained in form and operation, in accordance with Section 409A of the Code and the Treasury Regulations and other official guidance issued thereunder and no amounts under any such nonqualified deferred compensation plan is or has been subject to the interest and additional tax set forth under Section 409A(a)(1)(B) of the Code. Neither CNNB nor any of its Subsidiaries has any actual or potential obligation to indemnify, reimburse or otherwise gross-up any Person for any taxes, interest or penalties that may be imposed, incurred or accelerated under Section 409A or 4999 of the Code.

(l)    Labor Matters. Neither CNNB nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is CNNB or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel CNNB or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to CNNB’s Knowledge, threatened, nor is CNNB aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. CNNB and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.
(m)    Takeover Laws. CNNB has taken all action required to be taken by CNNB in order to exempt this Agreement, the Support Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Support Agreements and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of the State of Maryland including Section 3-602 and Subtitle 7 of Title 3 of the MGCL (“Takeover Laws”), and (ii) any applicable provisions of the CNNB Articles, the CNNB Bylaws and/or the governing documents of any CNNB Subsidiary.
(n)    Environmental Matters. Neither the conduct nor the operation of CNNB or any of its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to CNNB’s Knowledge, no condition exists or has existed or event has occurred with respect to any of them or any such property that is reasonably likely to result in liability under Environmental Laws. Neither CNNB nor any of its Subsidiaries has received any notice from any Person that CNNB or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.
(o)    Tax Matters.
(i)(A)    All Tax Returns that were or are required to be filed by or with respect to CNNB and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all material respects, (B) all Taxes due (whether or not required to be shown to be due on the Tax Returns referred to in clause (i)(A) of this Section 5.01(o)) have been paid in full, and (C) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of CNNB or its Subsidiaries. CNNB has made available to LCNB true and correct copies of the United States federal income Tax Returns filed by CNNB and its Subsidiaries for each of the three most recent fiscal years. Neither CNNB nor any of its Subsidiaries has any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in CNNB Financial Statements or that have arisen in the ordinary and usual course of business since December 31, 2020. The accruals and reserves for Taxes reflected in the CNNB Financial Statements are adequate for the periods covered. There are no Liens for Taxes upon the assets of CNNB or any of its Subsidiaries other than Liens for current Taxes not yet due and payable.

(ii)    No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.
(iii)    CNNB and its Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all Taxes required by law to be withheld or collected, except as set forth in Section 5.01(o)(iii) of the CNNB Disclosure Schedule.
(iv)    No claim has ever been made by any Governmental Authority in a jurisdiction where CNNB or any of its Subsidiaries do not file Tax Returns that CNNB or any of its Subsidiaries is or may be subject to taxation by that jurisdiction nor is there any factual basis for any such claim.
(v)    Neither CNNB nor any of its Subsidiaries has applied for any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement) with any Governmental Authority.
(vi)    Neither CNNB nor any of its Subsidiaries has been audited by any Governmental Authority for taxable years ending on or subsequent to December 31, 2015. No Tax audit or administrative or judicial Tax proceedings of any Governmental Authority are pending or being conducted with respect to CNNB or any of its Subsidiaries and, to the Knowledge of CNNB, no such audit or other proceeding has been threatened. No Governmental Authority has asserted, is now asserting, or, to the Knowledge of CNNB, is threatening to assert against CNNB or any of its Subsidiaries any deficiency or claim for additional Taxes.
(vii)    Neither CNNB nor any of its Subsidiaries (A) is a party to any Tax allocation or sharing agreement (other than a tax allocation agreement between and among CNNB and its Subsidiaries), (B) has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than an affiliated group of which CNNB is or was the common parent corporation (the “CNNB Group”), or (C) has any liability for the Taxes of any Person (other than members of the CNNB Group) as a transferee or successor, by contract, or otherwise.
(viii)    Neither CNNB nor any of its Subsidiaries has agreed to any extension of time with respect to any Tax Return or a Tax assessment or deficiency, and no such extension of time has been requested.
(ix)    Neither CNNB nor any of its Subsidiaries has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes.
(x)    There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which CNNB or its Subsidiaries is a party that could be treated as a partnership for Tax purposes.
(xi)    Except as set forth on Section 5.01(o) of the CNNB Disclosure Schedule, neither CNNB nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code.
(xii)    None of the assets of the Bank are “tax exempt use property” or “tax exempt bond financed property” within the meaning of Section 168 of the Code and the Bank is not a party to a “long-term contract” within the meaning of Section 460 of the Code.

(xiii)    CNNB has not taken any action and is not aware of any fact or circumstance that would reasonably be expected to prevent the Parent Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(p)    Risk Management Instruments. Neither CNNB nor any of its Subsidiaries is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements, except for forward loan sale commitments in the ordinary course of business.
(q)    Books and Records. The books of account, minute books, stock record books, and other records of CNNB and its Subsidiaries, all of which have been made available to LCNB, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of CNNB and its Subsidiaries, including the maintenance of an adequate system of internal controls that is sufficient to provide reasonable assurances that transactions are executed in accordance with management’s authorization, that transactions are recorded as necessary, that access to assets is permitted only in accordance with management’s authorization, and that the recorded accountability for assets is compared at reasonable intervals and appropriate action is taken with respect to any differences. The minute books of CNNB and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the CNNB Board and the governing bodies of its Subsidiaries, and committees of the CNNB Board and the governing bodies of its Subsidiaries, and no meeting of any such shareholders, CNNB Board and the governing bodies of its Subsidiaries, or committee has been held for which minutes have been prepared and are not contained in such minute books.
(r)    Insurance. Section 5.01(r) of the CNNB Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by CNNB or its Subsidiaries. CNNB and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as is prudent in accordance with safe and sound industry practices. All such insurance policies are in full force and effect; CNNB and its Subsidiaries are not in material default thereunder, all claims thereunder have been filed in due and timely fashion and CNNB and its Subsidiaries will cause to be filed in due and timely fashion any claims that have not yet been filed as of the date of this Agreement or which arise before the Effective Time of the Merger.
(s)    Title to Real Property and Assets.

(i)    Section 5.01(s) of the CNNB Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by CNNB or its Subsidiaries. CNNB and its Subsidiaries have good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on the CNNB Financial Statements as being owned by CNNB as of December 31, 2022, or acquired after such date, except (A) statutory Liens for amounts not yet due and payable, (B) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (C) with respect to real property, such imperfections of title, easements, encumbrances, Liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (D) dispositions and encumbrances in the ordinary course of business. No portion of any real property owned by CNNB or its Subsidiaries is (A) operated as a nonconforming use under applicable zoning codes, (B) located in either a “Special Flood Hazard Area” pursuant to the Federal

Insurance Rate Maps created by the Federal Emergency Management Agency or an area which is inundated by a “100 year” flood as provided by any Governmental Authority.

(ii)    Each lease agreement set forth on Section 5.01(s) of the CNNB Disclosure Schedule is valid, legally binding, in full force and effect, and enforceable in accordance with its terms. There is not under any such lease agreements any default by CNNB or its Subsidiaries, or to the Knowledge of CNNB, to the other party under any such lease agreement which with notice or lapse of time, or both, would constitute a default. The consummation of the transactions contemplated hereby will not result in a breach or default under any such lease agreements. Neither CNNB nor any of its Subsidiaries has received written notice that the landlord under such lease agreements, as applicable, would refuse to renew such lease agreement upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals.
(iii)    The real property owned or leased by CNNB or its Subsidiaries complies in all material respects with all applicable private agreements, zoning codes, ordinances and requirements and other governmental laws and regulations relating thereto and there are no litigation or condemnation proceedings pending or, to CNNB’s Knowledge, threatened with respect to any such real property. All licenses and permits necessary for the occupancy and use of the real property owned or leased by CNNB or its Subsidiaries, as used in the ordinary course, consistent with past practices of CNNB and its Subsidiaries, have been obtained and are in full force and effect. All buildings, structures and improvements located on, fixtures contained in, and appurtenances attached to the real property owned or leased by CNNB or its Subsidiaries are in good condition and repair, subject to normal wear and tear, and no condition exists which materially interferes with the economic value or use thereof.
(iv)    All leases pursuant to which CNNB or its Subsidiaries, as lessee, leases personal property (except for leases that have expired by their terms or that CNNB or its Subsidiaries has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or the lessor.
(t)    Loans.

(i)    The allowance for loan and lease losses as reflected on CNNB’s Financial Statements was, in the reasonable opinion of CNNB’s management, (A) adequate to meet all reasonably anticipated loan and lease losses, net of recoveries related to loans previously charged off as of those dates, (B) consistent with GAAP and reasonable and sound banking practices, and (C) in conformance with recommendations and comments in reports of examination in all material respects.

(ii)    Each loan, loan agreement, extension of credit, credit agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) of CNNB and its Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records of CNNB and its Subsidiaries as a secured Loan, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to enforceability as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.  Section 5.01(t) of the CNNB Disclosure Schedule lists each Loan that has as of the date hereof an outstanding balance of $25,000 or more and that (A) is over 90 days or more delinquent in payment of principal or interest, (B) is classified by CNNB or its Subsidiaries as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, (C) has undergone troubled debt restructuring, or (D) is entirely or predominantly unsecured.

(iii)    Each outstanding Loan of CNNB and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of CNNB and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(iv)    Except as disclosed in Section 5.01(t) of the CNNB Disclosure Schedule, none of the agreements pursuant to which CNNB or any of its Subsidiaries has sold Loans or pools of Loans, or participations in Loans or pools of Loans, contains any obligation to repurchase the Loans or interests therein solely on account of a payment default by the obligor on the Loan (other than first payment defaults and other than mortgage Loans sold to government sponsored entities).

(v)    There are no outstanding Loans made by CNNB or any of its Subsidiaries to any “executive officer” or other “insider” (as each term is defined in Regulation O promulgated by the FRB) of CNNB or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom, which are listed in Section 5.01(t) of the CNNB Disclosure Schedule.

(vi)    Neither CNNB nor any of its Subsidiaries is (A) now nor has it ever been since January 1, 2020, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans, and (B) aware of any actual or threatened claim, proceeding or investigation with respect thereto by any Person.

(vii)    Without limitation of the foregoing, CNNB and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable provision of, or any applicable regulation, policy and/or guideline of any Governmental Authority promulgated under or relating to, the CARES Act. Section 5.01(t) of the CNNB Disclosure Schedule lists (A) each Loan of CNNB or any CNNB Subsidiary as of the date of this Agreement that was made in connection with the Paycheck Protection Program established under the CARES Act, and (B) each Loan of CNNB and its Subsidiaries that is subject to payment deferral or otherwise has undergone troubled debt restructuring under the CARES Act as of the date of this Agreement (including all outstanding amounts and the expiration date for any deferral or other modification) (each Loan referred to in (C) a “CARES Act Modified Loan”). For purposes of this Agreement, “CARES Act” means, collectively, the Coronavirus Aid, Relief, and Economic Security Act, as amended, any extension thereof, and any other economic stimulus or other laws, rules, and regulations related to SARS-CoV-2 or COVID-19.

(u)    Repurchase Agreements. With respect to all agreements pursuant to which CNNB or its Subsidiaries has purchased securities subject to an agreement to resell, if any, CNNB or any of its Subsidiaries, as the case may be, has a valid, perfected first Lien in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
(v)    Investment Securities Portfolio. All investment securities held by CNNB or its Subsidiaries, as reflected in the CNNB Financial Statements, are carried in accordance with GAAP consistent with the applicable guidelines issued by the Regulatory Authorities. CNNB or any of its Subsidiaries, as applicable, have good, valid and marketable title to all securities held by them, respectively, except securities held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the CNNB Financial Statements and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of CNNB or its Subsidiaries.

(w)    Deposit Insurance. All of the deposits held by CNNB and its Subsidiaries (including the records and documentation pertaining to the held deposits) have been established and are held in compliance in all material respects with (i) all applicable policies, practices and procedures of CNNB or its Subsidiaries, as applicable, and (ii) all applicable laws. The deposit accounts of CNNB and any of its Subsidiaries are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination or revocation of the insurance are pending or, to CNNB’s Knowledge, threatened.

(x)    Information Security.  To CNNB’s Knowledge, no third party has gained unauthorized access to any information systems or networks controlled by or material to the operation of the business of CNNB and its Subsidiaries (including without limitation any information system or networks owned or controlled by any third party (a “Third Party System”)), and there are no data security or other technological vulnerabilities with respect to its information technology systems or networks or any Third Party System material to the operation of the business of CNNB and its Subsidiaries, in each case that, individually or in the aggregate, would reasonably be expected to be material to CNNB.  CNNB maintains an information privacy and security program that maintains reasonable measures designed to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law against any (i) loss or misuse of the data, (ii) unauthorized or unlawful operations performed upon the data, or (iii) other act or omission that compromises the security or confidentiality of the data.

(y)    Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. CNNB is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause CNNB or any of its Subsidiaries to be deemed (i) to be operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law, or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act. CNNB is not aware of any facts or circumstances that would cause CNNB to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause CNNB or any of its Subsidiaries to undertake any material remedial action. The CNNB Board (or, where appropriate, the governing bodies of its Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the Patriot Act and such anti-money laundering program meets the requirements of the Patriot Act and the regulations thereunder, and CNNB (or its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.
(z)    CRA Compliance. Neither CNNB nor any of its Subsidiaries has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and Cincinnati Federal has received a CRA rating of satisfactory or better as a result of its most recent CRA examination. Neither CNNB nor any of its Subsidiaries has Knowledge of any fact or circumstance or set of facts or circumstances which could cause CNNB or any of its Subsidiaries to receive notice of non-compliance with such provisions or cause the CRA rating of any Cincinnati Federal to fall below “satisfactory.”
(aa)    Related Party Transactions. Neither CNNB nor any of its Subsidiaries has entered into any transactions with any Affiliate of CNNB or its Subsidiaries or any Affiliate of any director or officer of CNNB or its Subsidiaries (collectively, the “Related Parties”). None of the Related Parties presently (i) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of CNNB or any of its Affiliates, (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that CNNB or any of its Subsidiaries uses or the use of which is necessary for conduct of their business, (iii) has brought any action against, or owes any amount to, CNNB or its Subsidiaries, or (iv) on behalf of CNNB or its Subsidiaries, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of CNNB or its Subsidiaries, is a partner or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies). Section 5.01(aa) of the CNNB Disclosure Schedule contains (i) a complete list of all contracts between CNNB, its Subsidiaries and any Related Party (collectively, the “Related Party Agreements”) entered into on or prior to the date of this Agreement or contemplated under this Agreement to be entered into before the Effective Date (other than those contracts entered into after the date of this Agreement for which CNNB has given its prior written consent). Cincinnati Federal is not party to any transaction with any Related Party on other than arm’s-length terms.
(bb)    Prohibited Payments. None of CNNB, or its Subsidiaries, or to the Knowledge of CNNB, any director, officer, employee, agent or other Person acting on behalf of CNNB or any of its Subsidiaries has, directly or indirectly, (i) used any funds of CNNB or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of CNNB or any of the CNNB Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of CNNB or any of the CNNB Subsidiaries, (v) made any fraudulent entry on the books or records of CNNB or any of the CNNB Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for CNNB or any of the CNNB Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for CNNB or any of the CNNB Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(cc)    Fairness Opinion. The CNNB Board has received the written opinion of Piper Sandler & Co., to the effect that, as of the date hereof, the Aggregate Consideration to be received by the CNNB shareholders in the Parent Merger is fair to the holders of CNNB Common Stock from a financial point of view.
(dd)    Absence of Undisclosed Liabilities. Neither CNNB nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on CNNB, except as disclosed in the CNNB Financial Statements.
(ee)    Material Adverse Effect. CNNB has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2022, that has had or could reasonably be expected to have a Material Adverse Effect on CNNB.
(ff)    Tax Treatment of Merger. As of the date of this Agreement, CNNB is not aware of any fact or circumstance relating to CNNB that could cause the Merger not to be treated as a “reorganization” under Section 368(a) of the Code
(gg)    CNNB Information. The information provided in writing by CNNB relating to CNNB and its Subsidiaries that is to be contained in the Registration Statement, the Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any Governmental Authorities in connection with the Merger, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable. No representation or warranty by CNNB, and no statement by CNNB in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to LCNB.
(hh)    Mortgage Banking Business.

(i)    CNNB and its Subsidiaries have complied in all material respects with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by CNNB and its Subsidiaries has satisfied in all material respects, (A) all applicable laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (B) the responsibilities and obligations relating to mortgage loans set forth in any agreement between CNNB or its Subsidiaries and any Agency, Loan Investor or Insurer (as such terms are defined below), (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan, except such noncompliance that, individually or in the aggregate, has not caused, and would not reasonably be likely to cause, a Material Adverse Effect.

(ii)    No Agency, Loan Investor or Insurer has (A) notified CNNB or its Subsidiaries in writing that CNNB or its Subsidiaries has violated or has not complied with the applicable underwriting or servicing standards with respect to mortgage loans sold by CNNB or its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of CNNB or its Subsidiaries or (C) notified CNNB or its Subsidiaries in writing that it has terminated or intends to terminate its relationship with CNNB or its Subsidiaries for poor performance, poor loan quality or concern with respect to CNNB or its Subsidiaries’compliance with laws.

(iii)    CNNB and its Subsidiaries have provided LCNB with a true and complete list of all mortgage loans that CNNB and its Subsidiaries has been required to repurchase, and all other information related to mortgage buybacks, since January 1, 2020.

(iv)    As used in this Agreement:

(A)     “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Rural Housing Service of the U.S. Department of Agriculture or any other governmental authority with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by CNNB or its Subsidiaries or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities;

(B)     “Loan Investor” means any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by CNNB or its Subsidiaries or a security backed by or representing an interest in any such mortgage loan; and

(C)     “Insurer” means a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by CNNB or its Subsidiaries, including any Agency and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

5.02    Representations and Warranties of LCNB. Except as disclosed in the disclosure schedule delivered by LCNB to CNNB concurrently herewith to the extent applicable (the “LCNB Disclosure Schedule”); provided that (i) the mere inclusion of an item in the LCNB Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by LCNB that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article V shall be deemed to qualify any other section of Article V specifically referenced or cross-referenced, LCNB hereby represents and warrants to CNNB as follows:
(a)    Organization, Standing and Authority.
(i)    LCNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is a financial holding company duly registered with the FRB under the BHCA. LCNB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects.  LCNB is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.
(ii)    Except, in the case of clauses (B) and (C) only, as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on LCNB, each Subsidiary of LCNB (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (C) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of LCNB to pay dividends or distributions, except, in the case of a Subsidiary that is an insured depository institution, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of LCNB Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of LCNB, threatened.
(b)    Capital Structure of LCNB. As of March 31, 2023, the authorized capital stock of LCNB consists of 19,000,000 LCNB Common Shares, of which 11,202,063 shares are outstanding and 1,000,000 shares of preferred stock, without par value, none of which are outstanding. The outstanding LCNB Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of the Agreement Date, LCNB has available 284,561 of LCNB Common Shares for issuance under the LCNB Equity Plan. As of March 31, 2023, 3,118,498 LCNB Common Shares were held in treasury by LCNB. LCNB has a sufficient number of authorized and unreserved LCNB Common Shares to pay the Aggregate Stock Consideration.

(c)    Ownership of CNNB Common Stock. As of the date of this Agreement, LCNB and its Subsidiaries do not beneficially own any of the outstanding CNNB Common Stock.
(d)    Authority; No Violation.
(i)    LCNB has full corporate power and authority to execute and deliver this Agreement and, subject to the actions described below, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Parent Merger and the Subsidiary Bank Merger have been duly and validly approved by the Board of Directors of LCNB.  The Board of Directors of LCNB has determined that the Parent Merger, on the terms and conditions set forth in this Agreement, is in the best interests of LCNB and its shareholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement, the transactions contemplated herein, and the adoption and approval of the Subsidiary Bank Merger Agreement by LCNB, as LCNB Bank sole shareholder, no other corporate proceedings on the part of LCNB are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by LCNB and (assuming due authorization, execution and delivery by LCNB) constitutes a valid and binding obligation of LCNB, enforceable against LCNB in accordance with its terms (except in all cases as enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization). The LCNB Common

Shares to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of LCNB will have any preemptive right or similar rights in respect thereof.
(ii)    Neither the execution and delivery of this Agreement by LCNB, nor the consummation by LCNB of the transactions contemplated hereby, including the Merger and the Subsidiary Bank Merger, nor compliance by LCNB with any of the terms or provisions hereof, will (A) violate any provision of the LCNB Articles or the LCNB Regulations, or (B) assuming that the consents and approvals referred to in Section 5.02(e) are duly obtained, (1) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to LCNB, any of the LCNB Subsidiaries or any of their respective properties or assets or (2) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of LCNB or any of the LCNB Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which LCNB or any of the LCNB Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (2) above) for such violations, conflicts, breaches or defaults which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on LCNB.
(e)    Consents and Regulatory Approvals.
(i)    No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by LCNB or any of its Subsidiaries in connection with the execution, delivery or performance by LCNB of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications, waivers or notices, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement, (B) the filing the Registration Statement, (C) Requisite CNNB Vote, (D) the filing of the certificate of merger with the OSS pursuant to the OGCL and articles of merger with the SDAT pursuant to the MGCL, and filing the Subsidiary Bank Merger Certificates, (E) any approvals and notices required with respect to the LCNB Common Shares to be issued as part of the Aggregate Consideration under the rules of NASDAQ and (f) the receipt of the approvals set forth in Section 7.01(b).
(ii)     As of the date hereof, LCNB is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
(f)    SEC Reports.
(i)    LCNB has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and has paid all fees and assessments due and payable in connection therewith.
(ii)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the

SEC by LCNB pursuant to the Securities Act or the Exchange Act prior to the date of this Agreement (the “LCNB SEC Reports”) is publicly available. No such SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any LCNB SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all LCNB SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.
(g)    Financial Statements; Material Adverse Effect; Internal Controls.
(i)    The financial statements of LCNB and its Subsidiaries included (or incorporated by reference) in the LCNB SEC filings (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of LCNB and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of LCNB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (C) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (D) have been prepared in accordance with generally accepted accounting principles, consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of LCNB and its Subsidiaries have been maintained in all material respects in accordance with generally accepted accounting principles and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Plante & Moran PLLC has not resigned (or informed LCNB that it intends to resign) or been dismissed as independent public accountants of LCNB as a result of or in connection with any disagreements with LCNB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(ii)    Neither LCNB nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of LCNB included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2022 or (C) in connection with this Agreement and the transactions contemplated hereby.
(iii)    Since December 31, 2022, (A) LCNB and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to LCNB or any of its Subsidiaries.
(iv)    LCNB has established and maintains a system of internal accounting controls for LCNB and its Subsidiaries designed and maintained to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and applicable law, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of LCNB and its Subsidiaries in all material respects; (B) provide reasonable assurance that transactions are recorded as necessary to facilitate preparation of financial statements in conformity with GAAP, and that receipts and expenditures of LCNB and its Subsidiaries are being made in accordance with authorizations of management and directors of LCNB and its Subsidiaries, as the case may be; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of LCNB or its Subsidiaries that could have a material effect on their financial statements. LCNB has no Knowledge of any deficiency in the effectiveness of LCNB’s and its Subsidiaries’ internal controls over financial reporting as of the end of the periods covered by LCNB’s financial statements included in the LCNB SEC Reports and, to LCNB’s Knowledge, any fraud, whether or not material, that involves management or other employees of LCNB or its Subsidiaries who have a significant role in LCNB’s internal controls over financial reporting. LCNB has made available to CNNB access to all documentation related to LCNB’s internal control over financial reporting. Since December 31, 2021 there has been no material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of LCNB or any of its Subsidiaries or their respective internal accounting controls, including without limitation any material complaint, allegation, assertion or claim that LCNB or LCNB Bank has engaged in questionable accounting or auditing practices
(h)    Regulatory Matters.
(i)    Neither LCNB nor LCNB Bank nor any of their respective properties is a party to or is subject to a Regulatory Order from any Regulatory Authority.
(ii)    Neither LCNB nor LCNB Bank has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission.
(i)    Litigation. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on LCNB, no litigation, claim or other proceeding before any court or Governmental Authority is pending against LCNB or LCNB Bank, and, to LCNB’s Knowledge, no such litigation, claim or other proceeding has been threatened, and there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against LCNB.
(j)    Compliance with Laws. LCNB and each of its Subsidiaries (i) are in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, and (ii) have all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable law, except where the failure to hold such license, franchise, permit or authorization or to pay such fees or assessments has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on LCNB and, to LCNB’s Knowledge, no suspension or cancellation of any such necessary license, franchise, permit or authorization has, prior to the date hereof, been threatened in writing, and (iii) has not received any notification or communication from any Governmental Authority (A) asserting that LCNB or any of its Subsidiaries are not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces, or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor do any grounds for any of the foregoing exist). LCNB and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, any applicable law relating to LCNB or any of its Subsidiaries.
(k)    Fairness Opinion. The LCNB Board has received the written opinion of Janney Montgomery Scott LLC, as of the date hereof, as to the fairness from a financial point of view to LCNB of the Aggregate Consideration to be paid by LCNB in the Merger.

(l)    Brokerage and Finder’s Fees. Except for Janney Montgomery Scott LLC, LCNB has not engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.
(m)    Takeover Laws. LCNB has taken all action required to be taken by LCNB in order to exempt this Agreement, the Support Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Support Agreements and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any Takeover Laws, and (ii) any applicable provisions of the LCNB Articles, the LCNB Regulations and/or the governing documents of LCNB Bank.

(n)    Tax Treatment of Merger. As of the date of this Agreement, LCNB is not aware of any fact or circumstance relating to LCNB that could cause the Merger not to be treated as a “reorganization” under Section 368(a) of the Code.
(o)    LCNB Information. The information provided in writing by LCNB relating to LCNB and its Subsidiaries that is to be contained in the Registration Statement, the Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any Governmental Authorities in connection with the Merger, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable. No representation or warranty by LCNB, and no statement by LCNB in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to CNNB.
(p)    No Stockholder Approval. LCNB does not require the approval of its stockholders to consummate the Parent Merger and the other transactions contemplated by this Agreement.
(q)    Financial Ability. LCNB has sufficient cash to pay the Aggregate Cash Consideration.
(r)    Regulatory Capital. LCNB and LCNB Bank are as of the date hereof, and immediately after the Effective Time will be, “well capitalized” as such term is defined in the rules and regulations of the FRB and the OCC, respectively.

ARTICLE VI
Covenants

6.01    Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of CNNB and LCNB shall use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.
6.02    Shareholder Approval.

(a)    CNNB shall take all action necessary in accordance with applicable law and its organizational documents to duly call, give notice of, convene and, as soon as practicable after the Registration Statement is declared effective, hold a meeting of its shareholders and, except as otherwise provided herein, use its reasonable best efforts to take such other actions necessary to obtain the Requisite CNNB Vote, in each case as promptly as practicable for the purpose of obtaining the Requisite CNNB Vote. CNNB shall cooperate and keep LCNB informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement/Prospectus to the shareholders of CNNB. Each member of the CNNB Board shall have executed and delivered to LCNB a Support Agreement concurrently with the execution of this Agreement.

(b)    Except in the case of an Acceptance of Superior Proposal permitted by Section 6.06, CNNB shall solicit, and use its reasonable best efforts to obtain, the Requisite CNNB Vote at the CNNB Meeting. Subject to Section 6.06(d), CNNB shall (i) through the CNNB Board, recommend to its shareholders adoption of this Agreement (the “CNNB Recommendation”), and (ii) include such recommendation in the Proxy Statement/Prospectus. CNNB hereby acknowledges its obligation to submit this Agreement to its shareholders at the CNNB Meeting as provided in this Section 6.02. If requested by LCNB, CNNB will engage a proxy solicitor, reasonably acceptable to LCNB, to assist in the solicitation of proxies from shareholders relating to the Requisite CNNB Vote.

6.03     Registration Statement; Proxy Statement/Prospectus.
(a)    Upon the execution and delivery of this Agreement, LCNB and CNNB shall promptly cause the Registration Statement to be prepared and LCNB shall cause the Registration Statement to be filed with the SEC. LCNB and CNNB shall use their commercially reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable after the filing thereof. The parties shall cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement. If, at any time after the Registration Statement is filed with the SEC, and prior to the Effective Time, any event relating to CNNB or LCNB is discovered by CNNB or LCNB, as applicable, which should be set forth in an amendment of, or a supplement to, the Registration Statement, the discovering party shall promptly inform the other party with all relevant information relating to such event, whereupon LCNB shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC after CNNB shall have been given reasonable time to review such amendment. Upon the effectiveness of such amendment, each of CNNB and LCNB (if prior to the meeting of the shareholders pursuant to Section 6.02 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to the shareholders entitled to vote at such meetings. LCNB shall also use reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and CNNB shall furnish all information concerning CNNB and the holders of

CNNB Common Stock as may be reasonably requested in connection with any such action. CNNB and LCNB shall each furnish the other with all information concerning each other and its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement.
(b)    LCNB and CNNB each agrees to use its commercially reasonable efforts and to cooperate with the other party in all reasonable respects to prepare the Proxy Statement/Prospectus for filing with the SEC and, when the Registration Statement is effective, for delivery to the CNNB shareholders.
(c)    If either party becomes aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, that party shall promptly inform the other thereof and take the necessary steps to correct the Proxy Statement/Prospectus.
6.04    Public Announcements. Neither CNNB (or its Representatives) nor LCNB (or its Representatives) shall, and neither CNNB nor LCNB shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of LCNB, in the case of a proposed announcement, statement or disclosure by CNNB, or CNNB, in the case of a proposed announcement, statement or disclosure by LCNB; provided that LCNB may, without the prior consent of CNNB (but after prior consultation with CNNB to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by applicable law or by the rules of the SEC.
6.05    Access; Information.
(a)    Upon reasonable notice and subject to applicable laws and regulations relating to the exchange of information, CNNB shall, and shall cause each of its Subsidiaries to, afford Representatives of LCNB, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, CNNB shall, and shall cause its Subsidiaries to, make available to LCNB (i) a copy of each report, schedule, registration statement and other documents filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws, and (ii) all other information concerning its business, properties and personnel as LCNB may reasonably request, including periodic updates of the information provided in Section 5.01(gg). CNNB shall invite one Representative of LCNB selected by LCNB from time to time to attend, solely as an observer, all meetings of the CNNB Board (and committees thereof) and Cincinnati Federal board after the date of this Agreement; provided, however, that in no event shall such LCNB Representative be invited to or permitted to attend any executive session of the CNNB Board, Cincinnati Federal’s board or any meeting at which CNNB reasonably determines that such attendance is inconsistent with the fiduciary obligations or confidentiality requirements of the CNNB Board or Cincinnati Federal board, as applicable. Upon the reasonable request of CNNB, LCNB shall furnish such reasonable information about it and its business as is relevant to CNNB and its shareholders in connection with the transactions contemplated by this Agreement. Neither CNNB nor LCNB, nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)    Neither CNNB nor LCNB will, nor shall either party’s Representatives, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and such information will be subject to the confidentiality provisions of Section 6.16.

(c)    In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly upon request cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.
(d)    During the period from the date of this Agreement to the Effective Time, as soon as reasonably practicable after they become available, but in no event more than 30 days after the end of each calendar month ending after the date hereof, CNNB will furnish to LCNB (i) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of CNNB or any of its Subsidiaries (to the extent available) as of and for such month then ended, (ii) internal management reports showing actual financial performance against plan and previous period, and (iii) to the extent permitted by applicable law, any reports provided to the CNNB Board or any committee thereof relating to the financial performance and risk management of CNNB or any of its Subsidiaries.
6.06    Acquisition Proposal.
(a)    From the date of this Agreement through the first to occur of the Effective Time or the termination of this Agreement, CNNB shall not, and shall cause its Subsidiaries and the officers, directors, employees, advisors and other agents of CNNB and its Subsidiaries not to, directly or indirectly (i) solicit, initiate, encourage, facilitate (including by way of providing information) or induce any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person or Group any confidential or nonpublic information with respect to or in connection with, an Acquisition Proposal, (iii) take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend, or propose to approve, endorse or recommend any Acquisition Proposal or any agreement related thereto, (v) enter into any agreement contemplating or otherwise relating to any Acquisition Transaction or Acquisition Proposal, (vi) enter into any agreement or agreement in principle requiring, directly or indirectly, CNNB to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vii) propose or agree to do any of the foregoing.

(b)     Notwithstanding anything to the contrary in Section 6.06(a), if CNNB or any of its Representatives receives an unsolicited bona fide Acquisition Proposal that did not result from or arise in connection with a breach of Section 6.06(a), CNNB and its Representatives may take any action described in Section 6.06(a)(ii), only if the CNNB Board determines in good faith, after consultation with CNNB’s outside legal and financial advisors, that (i) such Acquisition Proposal constitutes or is reasonably capable of becoming a Superior

Proposal, (ii) the failure of the CNNB Board to take such action could reasonably be expected to cause the CNNB Board to violate its fiduciary duties to the shareholders of CNNB under applicable Law; provided, that CNNB receives from such Person or Group an executed confidentiality agreement containing terms no less favorable to the disclosing party than the confidentiality terms of this Agreement.
(c)     As promptly as practicable (but in no event more than 24 hours) following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Acquisition Proposal, CNNB shall (i) advise LCNB in writing of the receipt of any Acquisition Proposal, request or inquiry and the material terms and conditions of such Acquisition Proposal, request or inquiry, (ii) shall promptly provide to LCNB a written summary of the material terms of such Acquisition Proposal, request or inquiry including the identity of the Person or Group making the Acquisition Proposal, and (iii) shall keep LCNB promptly apprised of any related developments, discussions and negotiations (including providing LCNB with a copy of all material documentation and correspondence relating thereto) on a current basis. CNNB agrees that it shall simultaneously provide to LCNB any information concerning CNNB that may be provided (pursuant to Section 6.06(b)) to any other Person or Group in connection with any Acquisition Proposal which has not previously been provided to LCNB.

(d)     Notwithstanding anything herein to the contrary, at any time prior to the CNNB Meeting, CNNB may accept or approve a Superior Proposal and thereby withdraw its recommendation of the Agreement (“Acceptance of Superior Proposal”), only if (i) from and after the date hereof, CNNB has complied with Sections 6.02 and 6.06, and (ii) the CNNB Board has determined in good faith, after consultation with outside legal counsel, that the failure to take such action would cause it to violate its fiduciary duties under applicable law; provided, that the CNNB Board may not effect an Acceptance of Superior Proposal unless:

(i)     CNNB shall have received an unsolicited bona fide written Acquisition Proposal and the CNNB Board shall have concluded in good faith (after consultation with CNNB’s financial advisors and outside legal counsel) that such Acquisition Proposal is a Superior Proposal, after taking into account any amendment or modification to this Agreement agreed to or proposed by LCNB;

(ii)     CNNB shall have provided prior written notice to LCNB at least five business days in advance (the “Notice Period”) of taking such action, which notice shall advise LCNB that the CNNB Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (including the identity of the Person or Group making the Superior Proposal);

(iii)     during the Notice Period, CNNB shall, and shall cause its financial advisors and outside counsel to, negotiate with LCNB in good faith (to the extent LCNB desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal; and

(iv)     the CNNB Board shall have concluded in good faith (after consultation with CNNB’s financial advisors and outside legal counsel) that, after considering the results of such negotiations and giving effect to any proposals, amendments or modifications offered or agreed to by LCNB, if any, that such Acquisition Proposal continues to constitute a Superior Proposal.

If during the Notice Period any revisions are made to the Superior Proposal, CNNB shall deliver a new written notice to LCNB giving rise to a new five business day Notice Period and shall again comply with the requirements of this Section 6.06(d) with respect to such new written notice.

(e)     As used in this Agreement:
(i)    “Superior Proposal” means any bona fide written Acquisition Proposal on terms which the CNNB Board determines in good faith, after consultation with CNNB’s outside legal counsel and outside financial advisors, and taking into account all the legal, financial, regulatory and other aspects of such Acquisition Proposal, including as to certainty and timing of consummation, would, if consummated, result in a transaction that is more favorable to the holders of CNNB Common Stock from a financial point of view than the terms of this Agreement (in each case, taking into account any revisions to this Agreement made or proposed by LCNB); provided that for purposes of the definition of “Superior Proposal,” the references to “20% or more” in the definition of Acquisition Proposal or Acquisition Transaction shall be deemed to be references to “50% or more.”

(ii)     “Acquisition Proposal” means any proposal, offer, inquiry, or indication of interest (whether binding or non-binding, and whether communicated to CNNB or publicly announced to CNNB’s shareholders) by any Person or Group (in each case other than LCNB or any of its Affiliates) relating to an Acquisition Transaction involving CNNB or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the purchase assets of which constitute 20% or more of the consolidated assets of CNNB as reflected on CNNB’s consolidated statement of condition prepared in accordance with GAAP.

(iii)     “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving (A) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from CNNB by any Person or Group, other than LCNB or any of its Affiliates, of 20% or more in interest of the total outstanding voting securities of CNNB or any of its Subsidiaries (measured by voting power), or any tender offer or exchange offer that if consummated would result in any Person or Group, other than LCNB or any of its Affiliates, beneficially owning 20% or more in interest of the total outstanding voting securities of CNNB or any of its Subsidiaries (measured by voting power), or any merger, consolidation, share exchange, business combination or similar transaction involving CNNB pursuant to which the shareholders of CNNB immediately preceding such transaction would hold less than 50% of the equity interests in the surviving or resulting entity of such transaction (or, if applicable, the ultimate parent thereof) (measured by voting power), (B) any sale or lease or exchange, transfer, license, acquisition or disposition of a business, deposits or assets that constitute 20% or more of the consolidated assets, business, revenues, net income, assets or deposits of CNNB, or (C) any liquidation or dissolution of CNNB or any of its Subsidiaries.
6.07    Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Support Agreements to be subject to requirements imposed by the Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Support Agreements and the transactions contemplated by this Agreement from or, if necessary, challenge the validity or applicability of, the Takeover Law, as now or hereafter in effect.

6.08    Certain Policies. Before the Effective Time, CNNB shall, upon the request of LCNB, (i) modify and change its loan, investment portfolio, asset liability management and real estate valuation policies and practices (including, but not limited to, loan classifications and levels of reserves) so that such policies and practices may be applied on a basis that is consistent with those of LCNB, and (ii) evaluate the need for any reserves including, but not limited to, reserves relating to any outstanding litigation, any Tax audits or any liabilities to be incurred upon cancellation of any contracts as a result of the Merger; provided, however, that CNNB shall not be obligated to take any such action pursuant to this Section 6.08 unless and until LCNB acknowledges that all conditions to its obligation to consummate the Merger set forth in Sections 7.01 and 7.02 of this Agreement have been satisfied or, if permitted, waived (including, but not limited to, the receipt of the regulatory approvals required by Section 7.01(b)) and certifies to CNNB that LCNB’s representations and warranties, subject to Section 5.02, are true and correct as of such date and that LCNB is otherwise in material compliance with this Agreement; provided further, however, that CNNB shall not be obligated to take any such action pursuant to this Section 6.08 if such action would be inconsistent with GAAP or applicable law. CNNB’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.08.

6.09    Regulatory Applications.
(a)    LCNB and CNNB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to allow LCNB to prepare and submit and file all applications and requests for regulatory approval, to timely effect all filings and to obtain all consents, approvals and/or authorizations of all the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. In exercising the rights under this Section 6.09, each of the parties hereto agrees to act reasonably and as promptly as practicable and LCNB agrees that it will consult with CNNB with respect to the obtaining of all material consents, approvals and authorizations from the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and to keep CNNB apprised of the status of material matters relating to obtainment of such consents, approvals and/or authorizations from the Regulatory Authorities. CNNB shall have the right to review in advance, subject to applicable laws relating to the exchange of information, all material written information submitted to the Regulatory Authorities in connection with the transactions contemplated by this Agreement. Notwithstanding the forgoing sentence, CNNB shall not have any right to review and/or inspect any competitively sensitive business or other proprietary information submitted by LCNB to any Regulatory Authority, including, but not limited to any business plan and/or financial data or analysis prepared by LCNB in relation to such consents, approvals and/or authorizations from the Regulatory Authorities.
(b)    CNNB agrees, upon request, to furnish LCNB with all information concerning itself, Cincinnati Federal and its Subsidiaries, and their directors, officers and shareholders and such other matters as may be reasonably necessary, advisable and/or required in connection with any filing, notice or application made by or on behalf of LCNB or any of its Subsidiaries to any Regulatory Authority.
6.10    Employment Matters; Employee Benefits.
(a)    Except as set forth in Section 6.18 of this Agreement, it is understood and agreed that nothing in this Section 6.10 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give CNNB’s or any of its Subsidiaries’ employees any rights other than as employees at will under applicable law, and CNNB’s and its Subsidiaries’ employees shall not be deemed to be third-party beneficiaries of this Agreement. Employees of CNNB or any of its Subsidiaries who become employees of LCNB as a result of the Merger shall participate in either CNNB Compensation and Benefit Plans (for so long as LCNB determines necessary or appropriate) or in the employee benefit plans sponsored by LCNB for LCNB’s employees (with credit for their years of service with CNNB or its Subsidiaries for participation and vesting purposes under LCNB’s applicable plans, to the extent such plans permit), including credit for years of service and for seniority under vacation and sick pay plans and programs, but subject to the eligibility and other terms of such plans. In addition, to the extent CNNB’s employees participate in LCNB’s group health plan (instead of continued participation in CNNB’s group health plan), LCNB agrees to waive all restrictions and limitations for pre-existing conditions under LCNB’s group health plan and applicable insurance policy to the extent that CNNB’s group health plan and insurance policy permit such waiver.
(b)    Subject to any applicable regulatory restrictions, LCNB shall pay to each employee of CNNB or its Subsidiaries who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of CNNB or any of its Subsidiaries immediately before the Effective Time, (iii) has been an employee of CNNB or any of its Subsidiaries for at least six months prior to the Effective Time, (iv) is not offered continued employment by LCNB or any of its Subsidiaries after the Effective Time or is terminated by LCNB without cause within six (6) months after the Effective Time, and (v) who sign and deliver LCNB’s standard form of termination and release agreement, a severance amount equal to two weeks of pay, at their base rate of pay in effect at the time of termination, multiplied by the number of whole years of service of such employee with CNNB or any of its Subsidiaries, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four weeks of base pay, for the avoidance of doubt, excluding any commission, bonus or incentive compensation, and the maximum severance payment shall not exceed 26 weeks of base pay. Such severance pay shall be paid in a lump sum no later than the first payroll date following the expiration of any revocation period contained in the termination and release agreement, but in any case no later than sixty (60) days following the employee’s termination, provided that such employee has not been terminated for cause. For any employee of CNNB or its Subsidiaries participating in CNNB’s group health program at the Effective Time who is entitled to a severance payment, the employee will be able to purchase health insurance coverage at the full premium rate for the entire COBRA period.
(c)    Prior to the Effective Date, but after the receipt of the last to be obtained of either the Requisite CNNB Vote and the regulatory approvals required by Section 7.01(b) of this Agreement, the CNNB Board shall adopt a resolution approving the termination of its and/or the applicable Subsidiaries’ 401(k) Plan(s) (the “CNNB 401(k) Plan”) effective as of a date immediately preceding the Effective Date. In addition, the CNNB Board shall approve the adoption of any amendments to the CNNB 401(k) Plan sufficient to terminate the CNNB 401(k) Plan immediately preceding the Effective Date and to provide for distributions in cash. Prior to the Effective Time, CNNB shall take all such actions as are necessary (determined in consultation with LCNB) to submit the application for favorable determination letter from the IRS with respect to the CNNB 401(k) Plan in advance of the Effective Time. No distributions from the CNNB 401(k) Plan will be made prior to the receipt of such favorable determination letter. LCNB agrees to take all commercially reasonable steps necessary or appropriate to accept roll-overs of benefits from the CNNB 401(k) Plan to the LCNB 401(k) plan for employees of CNNB and its Subsidiaries who continue as employees of LCNB and its Subsidiaries after the Effective Time, subject to the provisions of the LCNB 401(k) Plan.
(d)     As soon as practicable after the date of this Agreement, CNNB will request that the ESOP Trustee take all necessary action required by the CNNB ESOP plan documents and applicable law to conduct a pass-through vote of the CNNB ESOP participants to direct the ESOP Trustee to vote the shares of CNNB Common Stock owned by the CNNB ESOP and allocated to the plan accounts of CNNB ESOP participants either in favor of or against the Parent Merger (the “ESOP Vote”). CNNB will further request the ESOP Trustee provide to

LCNB for review and comment, reasonably in advance of the ESOP Vote, but in any event within 10 business days of the initial filing of the Registration Statement, all materials (including the information statement and any similar disclosure materials, frequently asked questions, and meeting slides or handouts, as applicable) proposed to be disclosed to the CNNB ESOP participants in connection with the ESOP Vote. LCNB shall have five business days to review and provide comments with respect to the materials to be distributed to ESOP participants with respect to the ESOP Vote.
(e)    Prior to the Effective Date, but after the receipt of the last to be obtained of either the Requisite CNNB Vote and the regulatory approvals required by Section 7.01(b) of this Agreement and, subject to the occurrence of the Closing, the CNNB Board shall terminate the Cincinnati Federal ESOP prior to the Closing Date. In connection with the termination of the Cincinnati Federal ESOP, all plan accounts shall be fully vested, all outstanding indebtedness of the Cincinnati Federal ESOP shall be repaid by delivering a sufficient number of unallocated shares of CNNB Common Stock to CNNB, at least five (5) Business Days prior to the Effective Time, all remaining shares of CNNB Common Stock held by the Cincinnati Federal ESOP shall be converted into the right to receive the Aggregate Consideration, and the balance of the unallocated shares and any other unallocated assets remaining in the Cincinnati Federal ESOP after repayment of the Cincinnati Federal ESOP loan shall be allocated as earnings to the accounts of the Cincinnati Federal ESOP participants who are employed as of the date of termination of the Cincinnati Federal ESOP based on their account balances under the Cincinnati Federal ESOP as of the date of termination of the Cincinnati Federal ESOP and distributed to Cincinnati Federal ESOP participants after the receipt of a favorable determination letter from the IRS. Prior to the Effective Time, CNNB shall take all such actions as are necessary (determined in consultation with LCNB) to submit the application for favorable determination letter from the IRS in advance of the Effective Time. Cincinnati Federal will adopt such amendments to the Cincinnati Federal ESOP to effect the provisions of this Section 6.10(e). Promptly following the receipt of a favorable determination letter from the IRS regarding the qualified status of the Cincinnati Federal ESOP upon its termination, the account balances in the Cincinnati Federal ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct; provided however, that nothing contained herein shall delay the distribution or transfer of account balances in the Cincinnati Federal ESOP in the ordinary course for reasons other than the termination of such plan. Prior to the Closing Date, CNNB shall provide LCNB with the final documentation evidencing that the actions contemplated herein have been effectuated. Notwithstanding anything herein to the contrary, Cincinnati Federal shall continue to accrue and make contributions to the Cincinnati Federal ESOP trust from the date of this Agreement through the termination date of the Cincinnati Federal ESOP in an amount sufficient (but not to exceed) the loan payments which become due in the ordinary course on the outstanding loans to the Cincinnati Federal ESOP prior to the termination of the Cincinnati Federal ESOP and shall make a pro-rated payment on the Cincinnati Federal ESOP loan for the 2023 plan year through and including the end of the calendar month immediately preceding the Closing, prior to the termination of the Cincinnati Federal ESOP.
(f)    For current 2023 fiscal year, each employee of CNNB and its Subsidiaries that continues with LCNB, or any of its Subsidiaries, will at the Effective Time be entitled to the greater of (A) the accrued and unused paid-time-off (i.e. the amounts accumulated from vacation, occasional non-work illness, appointments, personal emergencies, etc.) such employee has as of the Effective Time, or (B) ten (10) medical days under LCNB’s policies and procedures.
(g)    Prior to the Effective Time, CNNB may agree to make certain retention or stay bonus payments to certain employees of CNNB and its Affiliates pursuant to retention or stay bonus agreements substantially in the form contained in Section 6.10(g) of the CNNB Disclosure Schedules; provided, however, that (i) total aggregate amount of payments to be made pursuant to such agreements shall not exceed the dollar amount set forth in Section 6.10(g) of the CNNB Disclosure Schedule and (ii) LCNB has reviewed and approved the employees of CNNB and its Affiliates with whom CNNB proposes to enter into retention or stay bonus agreements (substantially in the form contained in Section 6.10(g) of the CNNB Disclosure Schedules) and the amounts agreed to be paid. For purposes of this Section 6.10(g)(ii), LCNB shall be deemed to have approved of CNNB entering into retention or stay bonus agreements with the employees, and for such amounts, listed on Section 6.10(g) of the CNNB Disclosure Schedule.
(h)    Subject to the terms and provisions of the Settlement Agreements and the limitations and restrictions described in Section 5.01(k)(x), LCNB shall honor all obligations under the existing employment and change in control agreements as set forth in Section 5.01(k) of CNNB Disclosure Schedule. Concurrently with the execution of this Agreement, CNNB, Cincinnati Federal, LCNB and LCNB Bank shall enter into a Settlement Agreement with each of Robert A. Bedinghaus, Herbert C. Brinkman, Joseph V. Bunke, and Gregory W. Meyers, in the forms included in Exhibit C (each a “Settlement Agreement” and collectively the “Settlement Agreements”), to accept in full settlement of their rights under their respective employment or change in control agreement.
(i)    Not later than thirty (30) days prior to the Closing Date, CNNB and Cincinnati Federal shall take all actions, including through resolutions of the boards of directors of CNNB and Cincinnati Federal, that may be necessary or appropriate, to cause both the Cincinnati Federal Director Retirement Plan and the Kentucky Federal Savings and Loan Association Directors’ Supplemental Retirement Plan to terminate, effective immediately upon the Closing, with such termination being contingent on the Closing. Any action taken by CNNB or Cincinnati Federal (including resolutions of the boards of directors) pursuant to this provision shall be provided to LCNB for review.
(j)    On and after the date hereof, any broad-based employee notices or communication materials (including any website posting) to be provided or communicated by CNNB with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review and comment of LCNB, and CNNB shall consider in good faith revising such notice or communication to reflect any comments or advice that LCNB timely provides.
(k)    Nothing in this Agreement shall confer upon any employee, director or consultant of CNNB or any of the CNNB Subsidiaries or affiliates any right to continue in the employ or service of LCNB, or any LCNB Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of CNNB, LCNB or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, director or consultant of CNNB or any of the CNNB Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause (subject to the provisions of Article IV of this Agreement).  Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, including, without limitation, any current or former employee, director or consultant of CNNB or any of the CNNB Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as set forth in Section 6.18 of this Agreement.
(l)    Concurrently with the execution of this Agreement, LCNB Bank shall enter into a Consultant Agreement with each of Robert A. Bedinghaus and Gregory W. Meyers, in the forms included in Exhibit D for the provision of services to LCNB Bank after the Effective Time.

(m)    Concurrently with the execution of this Agreement, LCNB and LCNB Bank shall enter into a Non-Competition and Non-Solicitation Agreement with each of Robert A. Bedinghaus and Gregory E. Meyers, in the forms included in Exhibit E.
6.11    Notification of Certain Matters; Disclosure Supplements.
 (a)    LCNB and CNNB (for purposes of this Section 6.11, the “Notifying Party”) shall each promptly advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on the Notifying Party or (ii) which the Notifying Party believes would or would be reasonably likely to cause or constitute a material breach of any of the Notifying Party’s representations, warranties or covenants contained herein that reasonably could be expected to give rise, either individually or in the aggregate, to the failure of a condition set forth in Article VII; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.11 or the failure of any condition set forth in Article VII to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Article VII to be satisfied.

(b)    LCNB and CNNB shall each promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the LCNB Disclosure Schedule and the CNNB Disclosure Schedule (as applicable) with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the LCNB Disclosure Schedule or the CNNB Disclosure Schedule (as applicable) or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of LCNB or CNNB (as applicable) contained herein materially incorrect, untrue or misleading. No supplement, amendment or update to the LCNB Disclosure Schedule or CNNB Disclosure Schedule (as applicable) shall (i) cure any breach of a representation or warranty existing as of the date of this Agreement or any breach of a covenant in this Agreement after the execution of this Agreement; or (ii) affect a party’s rights with respect to termination under Article VIII of this Agreement.

6.12    Data Conversion. From and after the date hereof, the parties shall use their commercially reasonable efforts to facilitate data sharing and the integration of CNNB with the business of LCNB following consummation of the transactions contemplated hereby, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic information technology system (the “Data Conversion”) to those used by LCNB. CNNB agrees to use all commercially reasonable efforts to promptly commence and aid LCNB preparations for implementation of the Data Conversion, with the goal of effecting the Data Conversion on or about December 1, 2023. The parties agree to cooperate in preparing for the Data Conversion, including by providing reasonable access to data, information systems, and personnel having expertise with their and their respective Subsidiaries’ information and data systems.

6.13    Consents. CNNB shall use its reasonable best efforts to obtain any required consents to the transactions contemplated by this Agreement.
6.14    Insurance Coverage. CNNB shall cause the policies of insurance listed in the CNNB Disclosure Schedule to remain in effect until the Effective Time.
6.15    Reserved.

6.16    Confidentiality. Except for the use of information in connection with the Proxy Statement/Prospectus described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of CNNB and LCNB pursuant to the terms of this Agreement shall be kept in strictest confidence and not used for any purpose other than a mutually acceptable transaction contemplated hereby; provided that, subsequent to the mailing of the Proxy Statement/Prospectus to the shareholders of CNNB, this Section 6.16 shall not apply to Information included in the Proxy Statement/Prospectus to be sent to the shareholders of CNNB under Section 6.03. CNNB and LCNB agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. CNNB and LCNB agree to hold the Information in strictest confidence and shall not use such Information for any purpose other than a mutually acceptable transaction contemplated hereby, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of CNNB or LCNB to fulfill its obligations hereunder, (ii) is demonstrated as already known to the party receiving the Information on a nonconfidential basis prior to the disclosure, or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information, provided nothing herein shall prohibit a party from making any disclosure required by law. In the event the transactions contemplated by this Agreement are not consummated, CNNB and LCNB agree to return upon request all copies of the Information (including all copies, summaries, memorandum thereof) provided to the other promptly and destroy all electronic copies of such Information.
6.17    Regulatory Matters. LCNB, CNNB and each of their Subsidiaries shall cooperate and each of them agrees to use its reasonable best efforts to remediate any Regulatory Order from any Regulatory Authority to CNNB or Subsidiary, to the satisfaction of such Regulatory Authority.
6.18    Indemnification.
(a)    For a period of six years after the Effective Time, LCNB shall indemnify each Person who served as a director or officer of CNNB on or after the date of this Agreement and before the Effective Time, to the fullest extent provided by the CNNB Articles and the CNNB Bylaws, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person was a director or officer of CNNB; provided, however, that any such indemnification shall be subject to compliance with the provisions of applicable state and federal laws.
(b)    Before the Effective Date, CNNB shall procure, at the expense of LCNB, a policy of officers’ and directors’ and company liability insurance with respect to actions, omissions, events, matters or circumstances occurring prior to the Effective Time as currently maintained by CNNB (“Tail Policy”) to be effective for a period of six years following the Effective Time, on terms no less advantageous than those contained in CNNB’s existing directors’ and officers’ and company’s liability insurance policy; provided, however, that the premium on the Tail Policy shall not exceed 150% of CNNB’s current premium levels.
6.19    Environmental Assessments. CNNB hereby agrees to permit LCNB to engage, at the expense of LCNB, a qualified consultant, mutually agreeable to CNNB and LCNB, to conduct a Phase I Environmental Site Assessment in accordance with the requirements of ASTM E1527-05 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Practice (“Phase I”) or such other lesser standard of review as determined by LCNB in its sole discretion, of each parcel of real estate owned by CNNB or any Subsidiary, including real estate acquired by Cincinnati Federal upon foreclosure.
6.20    Litigation and Claims. Each of LCNB and CNNB shall, to the extent permitted under applicable law and regulation, promptly notify the other party in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator pending or, to the knowledge of LCNB or CNNB, as applicable, threatened against LCNB, CNNB or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Subsidiary Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by against LCNB, CNNB or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.  CNNB shall give LCNB the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against CNNB and/or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without CNNB’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.21    NASDAQ Listing. LCNB shall cause the LCNB Common Shares to be issued in the Merger to be approved for listing on the NASDAQ – Capital Market® as of the Effective Time.
6.22    Board Seat. Promptly following the Effective Time, LCNB shall increase by one (1) the number of directors constituting the LCNB Board and appoint one member of the CNNB Board to be mutually agreed upon by the parties, to the LCNB Board, subject to LCNB standard corporate governance practices and standard director evaluation process. LCNB shall, subject to its standard corporate governance practices, nominate and recommend such appointee for election at the next applicable annual meeting of the shareholders of LCNB.

6.23    Absence of Control.    It is the intent of the parties to this Agreement that LCNB, by reason of this Agreement, shall not be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, CNNB or any of its Subsidiaries and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of CNNB or any of its Subsidiaries. Prior to the Effective Time, CNNB shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.24    Tax Treatment. No party hereto shall take any action inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Each of LCNB and CNNB agrees to take such action as may be reasonably required, if such action may be reasonably taken, to reverse the impact of past actions which would adversely impact the ability of the Merger to be characterized as a tax free reorganization under Section 368(a) of the Code.

ARTICLE VII
Conditions to Consummation of the Merger

7.01    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of LCNB and CNNB to consummate the Merger is subject to the fulfillment or written waiver by LCNB and CNNB, as the case may be, prior to the Effective Time of each of the following conditions:

(a)    Shareholder Approval. This Agreement and the Merger shall have been duly adopted and approved by the requisite vote of the shareholders of CNNB.
(b)    Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the LCNB Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on LCNB and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the LCNB Board reasonably determines would either before or after the Effective Time be Unduly Burdensome. For purposes of this Section 7.01(b), any regulatory approval that does not result in the termination of all outstanding Regulatory Orders applicable to CNNB and/or its Subsidiaries, if any, prior to or at the Effective Time shall be deemed to have a Material Adverse Effect on LCNB and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger.
(c)    No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.
(d)    Listing of LCNB Common Shares. The LCNB Common Shares to be issued in the Parent Merger shall have been authorized for listing on the NASDAQ – Capital Market®.
(e)    Effectiveness of Registration Statement and Proxy Statement/Prospectus. The Registration Statement and Proxy Statement/Prospectus shall have been declared effective by the SEC and shall not be subject to any stop order or any threatened stop order by the SEC.
7.02    Conditions to Obligation of CNNB. The obligation of CNNB to consummate the Merger is also subject to the fulfillment or written waiver by CNNB prior to the Effective Time of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of LCNB set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and CNNB shall have received a certificate, dated the Effective Date, signed on behalf of LCNB, by the chief executive officer of LCNB to such effect.
(b)    Performance of Obligations of LCNB. LCNB shall have performed in all material respects all obligations required to be performed by LCNB under this Agreement at or prior to the Effective Time, and CNNB shall have received a certificate, dated the Effective Date, signed on behalf of LCNB by the Chief Executive Officer of LCNB to such effect.
(c)    No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on LCNB.
(d)    Tax Opinion. CNNB shall have received a written opinion of counsel satisfactory to it, in form and substance reasonably satisfactory to CNNB, dated as of the Closing

Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in the written opinion, the Parent Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by shareholders of CNNB to the extent they receive shares of LCNB Common Shares in connection with the Parent Merger in exchange for their shares of CNNB Common Stock, except that gain or loss will be recognized with respect to any cash received. In rendering the written opinion, such counsel may require and rely upon representations contained in certificates of officers of CNNB and LCNB, reasonably satisfactory in form and substance to such counsel.
7.03    Conditions to Obligation of LCNB. The obligation of LCNB to consummate the Merger is also subject to the fulfillment or written waiver by LCNB prior to the Effective Time of each of the following conditions:
(a)    Representations and Warranties. The representations and warranties of CNNB set forth in this Agreement shall be true and correct, subject to Section 5.01, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and LCNB shall have received a certificate, dated the Effective Date, signed on behalf of CNNB, by the chief executive officer of CNNB to such effect.
(b)    Performance of Obligations of CNNB. CNNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and LCNB shall have received a certificate, dated the Effective Date, signed on behalf of CNNB by the president of CNNB to such effect.
(c)    Consents. CNNB shall have obtained the consent or approval of each Person (other than Governmental Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any Loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in LCNB’s reasonable estimate have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation, including any consent or approval required for the assignment of any Material Contracts under Section 5.01(i).
(d)    FIRPTA Certification. LCNB shall have received a statement executed on behalf of CNNB, dated as of the Effective Date, satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) (in a form reasonably acceptable to LCNB certifying that the CNNB Common Stock do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury regulations promulgated thereunder.
(e)    Reserved.
(f)    Real Estate. There shall have been no condemnation, eminent domain or similar proceedings commenced or threatened in writing by any Government Authority with respect to any real estate owned by CNNB or any of its Subsidiaries, including real estate acquired in connection with foreclosure. Either (i) the results of each Phase I as reported shall be reasonably satisfactory to LCNB, or (ii) any violation or potential violation of the representations and warranties contained in Section 5.01(m) of this Agreement disclosed in a Phase I report shall have been remedied by CNNB or any of its Subsidiaries to the reasonable satisfaction of LCNB.
(g)    Tail Policy. CNNB shall have procured the Tail Policy in accordance with the terms and subject to the conditions of Section 6.18(b).

(h)    Estoppel Certificates. CNNB shall have delivered to LCNB an estoppel certificate, in such form as is reasonably acceptable to LCNB, for each lease agreement set forth in Section 5.01(r) of the CNNB Disclosure Schedule from the applicable counterparty.
(i)    No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on CNNB.
(j)    Tax Opinion. LCNB shall have received a written opinion of counsel satisfactory to it, in form and substance reasonably satisfactory to LCNB, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in the written opinion, the Parent Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that no gain or loss will be recognized by shareholders of CNNB to the extent they receive shares of LCNB Common Shares in connection with the Parent Merger in exchange for their shares of CNNB Common Stock, except that gain or loss will be recognized with respect to any cash received. In rendering the written opinion, such counsel may require and rely upon representations contained in certificates of officers of CNNB and LCNB, reasonably satisfactory in form and substance to such counsel.
ARTICLE VIII
Termination

8.01    Termination. This Agreement may be terminated, and the Merger may be abandoned:
(a)    At any time prior to the Effective Time, by the mutual written consent of LCNB and CNNB, if the board of directors of each so determines by vote of a majority of the members of its entire board.
(b)    At any time prior to the Effective Time, by LCNB or CNNB upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of the entire board, in the event of either (i) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches to result in a Material Adverse Effect.

(c)    At any time prior to the Effective Time, by LCNB or CNNB upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Parent Merger is not consummated by March 31, 2024, except to the extent that the failure of the Parent Merger then to be consummated arises out of or results from the intentional action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).
(d)    By CNNB or LCNB upon written notice to the other party, if its board of directors so determines by a vote of a majority of the members of its entire board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied and the denial has become final and nonappealable, (ii) any Governmental Authority whose approval is required for consummation of the Merger and the other transactions contemplated by this Agreement shall have requested, directed or advised LCNB or CNNB to withdraw its application for approval of the Merger, or (iii) any Governmental Authority of competent jurisdiction shall have issued a final nonappealable law or order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Parent Merger or the Subsidiary Bank Merger.
(e)    By either CNNB or LCNB if the Requisite CNNB Vote shall not have been obtained at the CNNB Meeting duly convened therefor or at any adjournment or postponement thereof; provided, that no party may terminate this Agreement pursuant to this Section 8.01(e) if the party has breached in any material respect any of its obligations under this Agreement, in each case in a manner that primarily caused the failure to obtain the Requisite CNNB Vote at the CNNB Meeting or at any adjournment or postponement thereof.
(f)     By:

(i)     CNNB if (A) the CNNB Board (or a duly authorized committee thereof) has authorized an Acceptance of Superior Proposal, and (B) CNNB has complied in all respects with Section 6.06; provided, that the right of CNNB to terminate this Agreement pursuant to this Section 8.01(f) is conditioned on and subject to the concurrent payment by CNNB to LCNB of the Termination Fee in accordance with Section 8.02(b). Any purported termination pursuant to this Section 8.01(f) shall be void and of no force or effect if CNNB shall not have paid and LCNB shall not have received the Termination Fee; or

(ii)     LCNB, prior to the time the Requisite CNNB Vote is obtained, if (A) the CNNB Board shall have (1) failed to include the CNNB Recommendation in the Proxy Statement/Prospectus, or withdrawn, modified or qualified the CNNB Recommendation in a manner adverse to LCNB, or publicly disclosed that it intends to do so, or failed to recommend against acceptance of a tender offer or exchange offer constituting an Acquisition Proposal that has been publicly disclosed within five (5) business days after the commencement of the tender or exchange offer, in any case whether or not permitted by the terms hereof or (2) recommended or endorsed an Acquisition Proposal or publicly disclosed its intention to do so, or failed to issue a press release announcing its unqualified opposition to the Acquisition Proposal within five (5) business days after an Acquisition Proposal is publicly announced, or (B) CNNB or its Board of Directors has breached its obligations under Section 6.02 or Section 6.06 in any material respect.

(g)    By written notice of CNNB to LCNB only if both of the following conditions are satisfied at any time during the five (5)-day period commencing on the Determination Date, such termination to be effective on the tenth day following the Determination Date:

(i)    the LCNB Market Value on the Determination Date (the “Final LCNB Market Value”) is less than the number obtained by multiplying the Initial LCNB Market Price by 0.80; and
(ii)    the number obtained by dividing the Final LCNB Market Value by the Initial LCNB Market Value shall be less than the number obtained by subtracting 0.20 from the Index Ratio;
Subject, however, to the following three sentences: If CNNB elects to exercise its termination right pursuant to this Section 8.01(g), it shall give prompt written notice thereof to LCNB. During the five (5) business day period commencing with LCNB’s receipt of such notice, LCNB shall have the option to increase the Exchange Ratio to equal a quotient, the numerator of which is equal to the product of the Initial LCNB Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.20 and the denominator of which is equal to the Final LCNB Market

Value. If within such five (5) business day period, LCNB delivers written notice to CNNB that it intends to proceed with the Parent Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies CNNB of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.01(g), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).
For purposes of this Section 8.01(g), the following terms shall have the meanings indicated below:
“Determination Date” shall mean any date following the first date on which all regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period) and prior to the Effective Date.
“Final Index Price” means the average of the daily closing value of the Index for the ten consecutive trading days immediately preceding the Determination Date.
“Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar index as substantially replicates the NASDAQ Bank Index.
“Index Ratio” means the Final Index Price divided by the Initial Index Price.
“Initial Index Price” means 2,714.25.
“Initial LCNB Market Value” means $15.05.
“LCNB Market Value” means, as of any specified date, the volume average weighted closing sale price of a LCNB Common Share as reported by Bloomberg® during the ten (10) consecutive trading days immediately preceding such specified date.
8.02    Effect of Termination and Abandonment; Enforcement of Agreement.
(a)    In the event of termination of this Agreement pursuant to Section 8.01, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) Section 6.16, this Section 8.02, and Article IX shall survive any termination of this Agreement; and (ii)  notwithstanding anything to the contrary contained in this Agreement, neither LCNB nor CNNB shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement occurring prior to termination.
(b) In the event that:
(i) (A) after the date of this Agreement and prior to the CNNB Meeting, a bona fide Acquisition Proposal shall have been made known to senior management or the CNNB Board or has been made directly to the CNNB shareholders generally or any Person shall have publicly announced (and, in each case, not unconditionally withdrawn) an Acquisition Proposal with respect to CNNB, and thereafter this Agreement is terminated by LCNB pursuant to Section 8.01(b) as a result of a willful breach by CNNB; and (B) prior to the date that is twelve (12) months after the date of the termination of this Agreement, CNNB enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then CNNB shall, on the earlier of the date it enters into the definitive agreement and the date of consummation of the transaction, pay LCNB, by wire transfer of same day funds (to an account designated in writing by LCNB), a fee equal to $2,000,000 (the “Termination Fee”); and

(ii)    this Agreement is terminated by CNNB or LCNB pursuant to Section 8.01(f), then CNNB shall pay LCNB, by wire transfer of same day funds (to an account designated in writing by LCNB), the Termination Fee no later than two (2) business days after the termination of this Agreement.

(c)    Each party acknowledges that the agreements contained in Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if CNNB fails promptly to pay Termination Fee, and, in order to obtain the payment LCNB commences a suit which results in a judgment against CNNB for payment of any such amount, CNNB shall pay the costs and expenses of LCNB (including reasonable attorneys’ fees and expenses) in connection with the suit. In addition, if CNNB fails to pay the Termination Fee, then CNNB shall pay interest on the overdue amounts (for the period commencing as of the date that the overdue amount was originally required to be paid and ending on the date that the overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as published in the Wall Street Journal) in effect on the date on which the payment was required to be made for the period commencing as of the date that the overdue amount was originally required to be paid. The Termination Fee constitutes liquidated damages and not a penalty, and, except in the case of fraud or willful and material breach of this Agreement, shall be the sole monetary remedy of LCNB in the event of a termination of this Agreement specified in this Section 8.02 under circumstances where the Termination Fee is payable and is paid in full.

ARTICLE IX
Miscellaneous

9.01    No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.02    Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite CNNB Vote; provided, however, that after the receipt of the Requisite CNNB Vote, there may not be, without further approval of such shareholders of CNNB, any amendment of this Agreement that requires such further approval under applicable law.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties.
9.03    Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite CNNB Vote, there may not be, without further approval of such shareholders of CNNB, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.04    Counterparts. This Agreement may be executed in counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.05    Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including “confidential supervisory information” as defined in any regulation or rule adopted or promulgated by a Regulatory Authority) by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.
9.06    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law principles. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in Lebanon, Warren County, Ohio (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.06.

9.07    Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT THE PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.07.
9.08    Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.
9.09    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (ii) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to CNNB, to:	Cincinnati Bancorp, Inc. 6581 Harrison Avenue Cincinnati, Ohio 45247 Attention: Robert A. Bedinghaus, Chairman & CEO Email: bbedinghaus@cincinnatifederal.com
With a copy to:	Luse Gorman, PC 5335 Wisconsin Avenue, NW Suite 780 Washington, DC 20015 Attention: Kip A. Weissman kweissman@luselaw.com
If to LCNB, to:	LCNB CORP. P.O. Box 59 Lebanon, Ohio 45036 Attention: Eric J. Meilstrup, President & CEO Email: emeilstrup@lcnb.com
With a copy to:	Dinsmore & Shohl LLP 191 W. Nationwide Boulevard, Suite 200 Columbus, OH 43215 Attention: Christian Gonzalez & Michael Dailey Email: christian.gonzalez@dinsmore.com; michael.dailey@dinsmore.com

9.10    Entire Understanding. This Agreement, the Subsidiary Bank Merger Agreement, the Support Agreements and any separate agreement entered into by the parties on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than such Support Agreements or any such separate agreement).
9.11    Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as set forth in Section 6.18 of this Agreement, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations between the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation between the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.  Notwithstanding any other provision in this Agreement to the contrary, no consent, approval or agreement of any third-party beneficiary will be required to amend, modify or waive any provision of this Agreement.
9.12    Interpretation. The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The word “or” shall not be exclusive.  References to “the date hereof” shall mean the date of this Agreement.
9.13    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  Accordingly, the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.14    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.15    Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Remainder of Page Intentionally Left Blank]

AGREEMENT AND PLAN OF MERGER

Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CINCINNATI BANCORP, INC.

By /s/ Robert A. Bedinghaus
Robert A. Bedinghaus, Chairman of the Board and CEO

LCNB CORP.

By /s/ Eric J. Meilstrup
Eric J. Meilstrup, President and CEO

EXHIBIT A

FORM OF SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), is entered into as of May 17, 2023, by and among LCNB Corp., a financial holding company incorporated under Ohio law (“LCNB”), Cincinnati Bancorp, Inc., a savings and loan holding company incorporated under Maryland law (“CNNB”), and ___________ (“Shareholder”).

WHEREAS, concurrently with the execution and delivery of this Agreement, LCNB and CNNB are entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (as amended or supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, CNNB shall be merged with and into LCNB, upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms not otherwise defined in this Agreement shall have meanings provided in the Merger Agreement.

WHEREAS, as of the date of this Agreement, Shareholder is the record and beneficial owner and has the power to vote the number of shares of CNNB Common Stock set forth, and in the manner reflected, on Attachment A to this Agreement (the shares listed on Attachment A, together with all shares of CNNB Common Stock subsequently acquired by the Shareholder during the term of this Agreement, are referred to in this Agreement as the “Owned Shares”).

WHEREAS, as an inducement and condition to entering into the Merger Agreement, LCNB has required that Shareholder agree, and Shareholder has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follow:

ARTICLE I
VOTING AGREEMENT

Section 1.1    Agreement to Vote. Shareholder hereby agrees that, during the time this Agreement is in effect, at the CNNB Meeting, and at any other meeting of the shareholders of CNNB, however called, or any adjournment or postponement thereof, Shareholder shall:

(a)    appear in person at each meeting or otherwise cause the Owned Shares to be counted as present at each meeting for purposes of calculating a quorum; and

(b)    vote (or cause to be voted), in person or by proxy, all of the Owned Shares (i) in favor of (A) the adoption and approval of the Parent Merger, the Merger Agreement and the transactions contemplated thereby, (B) any other matter that is required to facilitate the transactions contemplated by the Merger Agreement and (C) any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes to approve the Parent Merger, the Merger Agreement and the transactions contemplated thereby; (ii) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of CNNB contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Parent Merger or the transactions contemplated by the

Merger Agreement or the performance by Shareholder of Shareholder’s obligations under this Agreement.

Section 1.2    Shareholder Capacity. Notwithstanding anything to the contrary contained in this Agreement, Shareholder makes no agreement or understanding in this Agreement in Shareholder’s capacity as a director or officer, as applicable, of CNNB or the CNNB Subsidiaries, and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by Shareholder in Shareholder’s capacity as such a director or officer, as applicable, of CNNB or the CNNB Subsidiaries, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit or restrict Shareholder from exercising in a manner consistent with the terms of the Merger Agreement Shareholder’s fiduciary duties as a director or officer, as applicable, to CNNB, the CNNB Subsidiaries or their respective shareholders.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder represents and warrants to LCNB as follows:

Section 2.1    Authority; Authorization.

(a)    Shareholder has all requisite power, right, authority and capacity to execute and deliver this Agreement, to perform Shareholder’s obligations under this Agreement, and to consummate the transactions contemplated by this Agreement.

(b)    This Agreement has been duly and validly executed and delivered by Shareholder, and the execution, delivery and performance of this Agreement by Shareholder and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Shareholder, and no other actions or proceedings on the part of Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement.

(c)    Assuming the authorization, execution and delivery of this Agreement by LCNB, this Agreement constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms.

(d)    If Shareholder is married and the Owned Shares set forth by the name of Shareholder on the signature page to this Agreement constitute property owned jointly with Shareholder’s spouse, this Agreement has been executed by Shareholder’s spouse and constitutes the valid and binding agreement of Shareholder’s spouse. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform this Agreement.

Section 2.2    Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the consummation of the transactions contemplated by this Agreement and the compliance with the provisions of this Agreement will not (a) to the knowledge of Shareholder, require Shareholder to obtain the consent or approval of, or make any filing with or notification to, any governmental or regulatory authority, domestic or foreign, (b) require the consent or approval of any other person pursuant to any agreement, obligation or instrument binding on Shareholder, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Shareholder, or (d) violate any other agreement to which Shareholder is a party including, without limitation, any voting agreement, shareholder agreement, irrevocable proxy or voting trust. The Owned Shares are not, with respect to the voting or transfer of the Owned Shares, subject to any other agreement, including any voting agreement, shareholder agreement, irrevocable proxy or voting trust.

Section 2.3    Ownership of Securities. On the date of this Agreement, the Owned Shares set forth on Attachment A to this Agreement are owned of record or beneficially by Shareholder in the manner reflected on Attachment A, include all of the shares of CNNB Common Stock owned of record or beneficially by Shareholder, and are free and clear of any proxy or voting restriction, claims, liens, encumbrances and security interests (other than as created by this Agreement). As of the date of this Agreement Shareholder has, and at the CNNB Meeting or any other shareholder meeting of CNNB in connection with the Parent Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement (except respecting Owned Shares that Shareholder is permitted to Transfer (as defined in Section 3.2(a) below) pursuant to this Agreement), Shareholder will have, sole voting power and sole dispositive power with respect to all of the Owned Shares. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

Section 2.4    Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of its affiliates before or by any governmental authority that could reasonably be expected to impair the ability of Shareholder to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

Section 2.5    Reliance by LCNB. Shareholder understands and acknowledges that LCNB is entering into the Merger Agreement in reliance upon Shareholder’s execution, delivery and performance of this Agreement.

ARTICLE III
COVENANTS

Section 3.1    No Solicitation; Notice of Acquisitions; Proposals Regarding Prohibited Transactions.

(a)    Shareholder agrees, that during the term of this Agreement, Shareholder shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by Shareholder, directly or indirectly, to (i) take any of the actions specified in Section 6.06 of the Merger Agreement, except as permitted by such Section 6.06 of the Merger Agreement, (ii) participate in, directly or indirectly, a “solicitation” of “proxies” (as those terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of CNNB Common Stock in connection with any vote or other action on any matter of a type described in Section 1.1(b) of this Agreement, other than to recommend that shareholders of CNNB vote in favor of the adoption and approval of the Merger Agreement and the Parent Merger and as otherwise expressly permitted by this Agreement or the Merger Agreement. Except as permitted by the Merger Agreement, Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than LCNB with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 3.1.

(b)    Shareholder hereby agrees to notify LCNB promptly (and, in any event, within 24 hours) in writing of the number of any additional shares of CNNB Common Stock of which Shareholder acquires beneficial or record ownership on or after the date hereof.

Section 3.2    Restrictions on Transfer and Proxies; Non-Interference.

(a)    Shareholder agrees that it will not, prior to the termination of this Agreement, Transfer or agree to Transfer any Owned Shares other than with LCNB’s prior written consent. For purposes of this Agreement, “Transfer” shall mean to, other than in connection with the Parent Merger or the other transactions contemplated by the Merger Agreement, offer, sell, contract to sell, pledge, assign, distribute by gift or donation, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition of (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, any shares of capital stock of CNNB or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction. Notwithstanding the foregoing, (i) Shareholder may make gifts of Owned Shares during the term of this Agreement if the donee enters into an agreement containing covenants governing the voting and transfer of the transferred Owned Shares equivalent to those set forth in this Agreement and (ii) Shareholder’s estate may make transfers of Owned Shares during the term of this Agreement by will or by laws of intestate succession if the transferee enters into an agreement containing covenants governing the voting and transfer of the transferred Owned Shares equivalent to those set forth in this Agreement.

(b)    Shareholder hereby covenants and agrees that, except for this Agreement, it (i) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Owned Shares, (ii) has not granted, and except for proxies granted as contemplated by Section 1.1(b), shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Owned Shares, (iii) has not taken any action, and shall not take any action at any time while this Agreement remains in effect, that would or is reasonably likely to (A) make any representation or warranty contained in this Agreement untrue or incorrect in any material respect or (B) have the effect of preventing Shareholder from performing its obligations under this Agreement.

Section 3.3    Reserved.

Section 3.4    Stop Transfer. Shareholder agrees that it shall not request that CNNB register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Owned Shares, unless the transfer is made in compliance with this Agreement.

Section 3.5    Further Assurances; Cooperation.

(a)    Shareholder, without further consideration, will (i) use all reasonable efforts to cooperate with LCNB and CNNB in furtherance of the transactions contemplated by the Merger Agreement, (ii) promptly execute and deliver all additional documents that may be reasonably necessary in furtherance of the transactions contemplated by the Merger Agreement, and take all reasonable actions as are necessary or appropriate to consummate the transactions contemplated by the Merger Agreement, and (iii) promptly provide any information, and make all filings, reasonably requested by LCNB for any regulatory application or filing made or approval sought in connection with the transactions contemplated by the Merger Agreement (including filings with any Regulatory Authorities).

(b)    Shareholder consents to the publication and disclosure in the Proxy Statement/Prospectus (and, as and to the extent otherwise required by law or any Regulatory Authority or Governmental Authority, in any other documents or communications provided by LCNB or CNNB to any Regulatory Authority or Governmental Authority or to security holders of LCNB or CNNB) of Shareholder’s identity and beneficial and record ownership of the Owned Shares, the nature of Shareholder’s commitments, arrangements and understandings under and relating to this Agreement and the Merger Agreement and any additional requisite information regarding the relationship of Shareholder with LCNB and the LCNB Subsidiaries and/or CNNB, and the CNNB Subsidiaries.

Section 3.6    Non-Competition, Non-Solicitation and Non-Disparagement.

(a)    Shareholder agrees that for both (x) the period between the date of this Agreement and the Effective Time (except for service on the Board of Directors of CNNB and any CNNB Subsidiary), and (y) a period of two (2) years from and after the Effective Time, Shareholder will not:
(i)    engage in a Competitive Business (as defined below) as an employee, officer or director (or any equivalent role); provided that the foregoing shall not prohibit the Shareholder from holding up to two percent (2%) of the outstanding securities of any class of any publicly held company which is a Competitive Business;
(ii)    (A) solicit or otherwise attempt in any manner to cause or otherwise encourage any persons who are employees of CNNB or any CNNB Subsidiary at the Effective Time (“Employees” and each individually an “Employee”) to leave the employ of CNNB, any CNNB Subsidiary, LCNB, or any LCNB Subsidiary, except by means of general advertising for employees not directly targeted at the Employees, or (B) hire any Employee, or cause, induce or encourage any Competitive Business to hire any Employee, except for any hiring resulting from general advertising for employees not directly targeted at the Employees; or
(iii)    on behalf of a Competitive Business, either (A) induce, persuade, encourage or influence, or attempt to induce, persuade, encourage or influence, any person (as such term is interpreted in Section 8.6 of the Merger Agreement) having a business relationship with CNNB or any CNNB Subsidiary at the Effective Time, to discontinue, reduce or restrict such relationship, or (B) solicit, target or divert, or attempt to solicit, target or divert, the deposits, loans or other products and services from persons who were depositors, borrowers or customers of CNNB or any CNNB Subsidiary at the Effective Time. For the avoidance of doubt, the Shareholder shall not be deemed to be acting “on behalf of a Competitive Business” if the Shareholder, in his professional capacity as an attorney or accountant, renders legal or financial advice to a client in good faith.
(iv)    For purposes of this Agreement, the term “Competitive Business” shall mean the business or operations of a bank, thrift, credit union, trust company, industrial bank, or registered bank holding company located within (1) the State of Ohio or (2) the Commonwealth of Kentucky.
(b)    Shareholder acknowledges and agrees that the business conducted by LCNB and the LCNB Subsidiaries is highly competitive and that the covenants made by Shareholder in this Section 3.6 are made as a necessary inducement for LCNB to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement. It is the desire and intent of the parties to this Agreement that the provisions of this Section 3.6 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that although Shareholder and LCNB each consider the restrictions contained in this Section 3.6 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 3.6 is unenforceable against any party, the provisions of this Section 3.6 shall be deemed amended to apply as to the maximum time and territory and to the maximum extent as the applicable court may judicially determine or indicate to be enforceable. The parties further agree to execute all documents necessary to evidence the applicable amendment.
(c)    Shareholder acknowledges and agrees that the provisions of this Agreement are fair, reasonable and necessary to protect LCNB’s legitimate business interests and to protect the value of LCNB’s acquisition of CNNB.
(d)    Shareholder will not, at any time during the two-year period referred to in Section 3.6(a) of this Agreement, disparage LCNB or any of the LCNB Subsidiaries, or the business conducted by LCNB or any of the LCNB Subsidiaries.
ARTICLE IV
TERMINATION

Section 4.1    Termination. This Agreement shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the date that is twenty four (24) months following the Effective Time.

Section 4.2    Effect of Termination. In the event of termination of this Agreement pursuant to Section 4.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no termination of this Agreement shall relieve any party to this Agreement from any liability for any material breach of this Agreement occurring prior to the termination of this Agreement.

ARTICLE V
MISCELLANEOUS

Section 5.1    Amendment; Waivers. Any provision of this Agreement may be amended or waived only if the amendment or waiver is in writing and signed (a) in the case of an amendment, by the parties hereto, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver the applicable right, power or privilege, nor shall any single or partial exercise any right, power or privilege preclude any other or further exercise of the applicable right, power or privilege or the exercise of any other right, power or privilege.

Section 5.2    Expenses. Subject to Section 5.8, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring the expenses.

Section 5.3    Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by one party to the other party shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) sent by an internationally recognized overnight courier service upon the party for whom it is intended, or (c) sent by email, provided that the transmission of the e-mail is promptly confirmed:

If to Shareholder:	The address provided on Attachment A hereto.
If to CNNB, to:	Cincinnati Bancorp, Inc. 6581 Harrison Avenue Cincinnati, Ohio 45247 Attention: Robert A. Bedinghaus, Chairman and CEO Email: bbedinghaus@cincinnatifederal.com
With a copy to:	Luse Gorman, PC 5335 Wisconsin Avenue, NW Suite 780 Washington, DC 20015 Attention: Kip A. Weissman Email: kweissman@luselaw.com
If to LCNB, to:	LCNB CORP. P.O. Box 59 Lebanon, Ohio 45036 Attention: Eric J. Meilstrup, President & CEO Email: emeilstrup@lcnb.com

Section 5.4    Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Neither this Agreement, nor any of the rights and obligations under this Agreement, shall be transferred by Shareholder without the prior written consent of LCNB.

Section 5.5    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party to this Agreement and their respective successors, heirs, and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 5.6    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, the invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in the applicable jurisdiction, and this Agreement shall be reformed, construed and enforced in the applicable jurisdiction so that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 5.7    Specific Performance; Remedies. Each of the parties to this Agreement agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that LCNB would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which LCNB may be entitled (including monetary damages), LCNB shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement. Shareholder further agrees that neither LCNB nor any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.7, and Shareholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any bond or similar instrument. All rights, powers and remedies provided under this Agreement or otherwise available in respect of this Agreement at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 5.8    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law principles. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in Lebanon, Warren County, Ohio (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 5.8. Notwithstanding any other provision in this Agreement, in the event of any action arising out of or resulting from this Agreement, the prevailing party shall be entitled to recover its costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with the action.

Section 5.9    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT THE PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.9.

Section 5.10    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.11    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile, email of a PDF copy, or other electronic means) all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 5.12    Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by email delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any agreement or instrument entered into in connection with this Agreement shall raise the use of a facsimile machine or email delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any defense based on the foregoing.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SUPPORT AGREEMENT

Signature Page

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

SHAREHOLDER [Name] SHAREHOLDER’S SPOUSE [Name]	LCNB CORP. By: __________________________________ Eric J. Meilstrup, President and CEO CINCINNATI BANCORP, INC. By: _______________________________ Robert A. Bedinghaus, Chairman of the Board and CEO

ANNEX I

Shareholder	Address	Owned Shares

EXHIBIT B

FORM OF SUBSIDIARY BANK MERGER AGREEMENT

AGREEMENT TO MERGE
between
CINCINNATI FEDERAL
and
LCNB NATIONAL BANK
under the charter of
LCNB NATIONAL BANK

This AGREEMENT TO MERGE (this “Agreement”) is made as of May 17, 2023 by and between CINCINNATI FEDERAL (“Cincinnati Federal”), a federal savings bank being headquartered at 6581 Harrison Avenue, City of Cincinnati, County of Hamilton, in the State of Ohio, and LCNB NATIONAL BANK (“LCNB Bank”), a national banking association being headquartered at 2 N. Broadway, City of Lebanon, County of Warren, in the State of Ohio.

WHEREAS, LCNB Corp. the parent company of LCNB Bank (“LCNB”), and Cincinnati Bancorp, Inc., the parent company of Cincinnati Federal (“CNNB”), have entered into that certain Agreement and Plan of Merger, dated as of May 17, 2023 (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which, subject to the terms and conditions of the Merger Agreement, CNNB shall merge with and into LCNB (the “Merger”);

WHEREAS, the Merger Agreement contemplates that immediately following the consummation of the Merger and pursuant to this Agreement, Cincinnati Federal will merge with and into LCNB Bank (the “Bank Merger”); and

WHEREAS, the boards of directors of each of Cincinnati Federal and LCNB Bank have approved this Agreement and the transactions contemplated hereby, including the Bank Merger.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1.

At the Effective Time (as defined below) Cincinnati Federal shall be merged into LCNB Bank under the charter of LCNB Bank. LCNB Bank shall be the surviving entity of the Bank Merger and shall continue its existence as a national banking association following the consummation of the Bank Merger (the “Surviving Association”), and the separate existence of Cincinnati Federal shall cease. The closing of the Bank Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency in connection with the Bank Merger (such time, the “Effective Time”).

Section 2.

The name of the Surviving Association shall be LCNB National Bank.

Section 3.

The business of the Surviving Association shall be that of a national banking association. This business shall be conducted by the Surviving Association at its main office to be located at 2 N. Broadway, Lebanon, Warren County, Ohio and at its legally established branches. The established offices of Cincinnati Federal immediately prior to the Effective Time shall become branch facilities of the Surviving Association.

Section 4.

The amount of the capital stock that the Surviving Association shall be authorized to issue shall be 850 shares of common stock, no par value per share, and at the Effective Time, the Surviving Association shall have 850 shares outstanding.

Section 5.

The Bank Merger shall have the effects set forth in 12 C.F.R. §5.33(l). All assets of Cincinnati Federal and LCNB Bank as they exist at the Effective Time shall pass to and vest in the Surviving Association without any conveyance or other transfer. The Surviving Association shall be responsible for, and shall assume, all of the liabilities of every kind and description of LCNB and Cincinnati Federal, including without limitation all liabilities and obligations arising from or relating to any liquidation account previously established by Cincinnati Federal, and all liabilities arising from the operation of any trust department of Cincinnati Federal or LCNB Bank, existing as of the Effective Time.

Section 6.

Each share of capital stock of LCNB Bank, no par value per share, which is issued and outstanding immediately prior to the Bank Merger shall be unchanged and shall remain issued and outstanding and the holders of it shall retain their present rights.

Each share of capital stock of Cincinnati Federal, par value $0.01 per share, which is issued and outstanding immediately prior to the Bank Merger shall cease to exist and the certificates for such shares shall, as promptly as practicable thereafter, be cancelled and no payments shall be made in consideration therefor.

Section 7.

Upon consummation of the Bank Merger, the directors and officers of the Surviving Association shall be the persons serving as directors and officers of LCNB Bank immediately prior to the Effective Time. Directors of the Surviving Association shall serve for such terms in accordance with the Articles of Association and Bylaws of the Surviving Association.

Section 8.

Promptly following the Effective Time, LCNB Bank shall increase by one (1) the number of directors constituting the Board of Directors of LCNB Bank and appoint one member of the Board of Directors of Cincinnati Federal, to be mutually agreed upon by the parties, to the Board of Directors of LCNB Bank, subject to LCNB Bank standard corporate governance practices and standard director evaluation process. LCNB Bank shall, subject to its standard corporate governance practices, nominate and recommend such appointee for election at the next applicable annual meeting of the shareholders of LCNB Bank.

Section 9.

From and after the Effective Time, the Articles of Association and Bylaws of the Surviving Association shall be the Articles of Association and Bylaws of LCNB Bank, each as in effect immediately prior to the Bank Merger, until the same shall be amended or changed as provided by law.

Section 10.

This Agreement shall terminate immediately and automatically without any further action on the part of Cincinnati Federal or LCNB Bank, or any other person, upon the termination of the Merger Agreement.

Section 11.

The respective obligations of Cincinnati Federal and LCNB Bank under this Agreement shall be conditioned upon (i) the prior consummation of the Merger in accordance with the Merger Agreement and (ii) this Agreement having been ratified and confirmed by the written consent of LCNB as the sole shareholder of LCNB Bank and by the written consent of CNNB as the sole shareholder of Cincinnati Federal, in each case as required by applicable law.

Section 12.

This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and each of which shall be deemed an original. This Agreement, and any amendments hereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signatures on Following Page]

WITNESS, the signatures of the merging banks this 17th day of May, 2023, each set by its president or chief executive officer and attested to by a duly appointed officer, pursuant to a resolution of its board of directors, acting by a majority.

LCNB NATIONAL BANK

By:
Name:    Eric J. Meilstrup
Its: President and CEO

Attest:
Title:

CINCINNATI FEDERAL

By:
Name:    Robert A. Bedinghaus
Its: Chairman and CEO

Attest:
Title:

EXHIBIT C

FORM OF SETTLEMENT AGREEMENT

SETTLEMENT AGREEMENT
This Settlement Agreement (the “Settlement Agreement”) is entered into as of May 17, 2023 by and among __________ (the “Executive”), Cincinnati Bancorp, Inc., a Maryland corporation (“CNNB”), Cincinnati Federal, a federal savings bank (“Cincinnati Federal”), LCNB Corp., an Ohio corporation (“LCNB”) and LCNB National Bank, a national bank (“LCNB Bank”). The Executive and the entities listed above are sometimes referred to as the “Parties” for purposes of this Settlement Agreement.
WITNESSETH:
WHEREAS, concurrently with the execution of this Settlement Agreement, LCNB and CNNB have entered into an Agreement and Plan of Merger, dated as of May 17, 2023 (the “Merger Agreement”), pursuant to which CNNB will merge with and into LCNB, with LCNB as the surviving entity, followed by the merger of Cincinnati Federal with and into LCNB Bank, with LCNB Bank as the surviving entity (collectively referred to as the “Merger”), and all capitalized terms not defined herein shall have the meaning set forth in the Merger Agreement; and
WHEREAS, the Parties desire to enter into this Settlement Agreement, which shall supersede the Change in Control Agreement, dated as of January 22, 2020, by and between the Cincinnati Federal and the Executive (the “CIC Agreement”), in its entirety, effective immediately prior to the Effective Time of the Merger, and in lieu of any rights and payments and benefits under the CIC Agreement, the Executive shall be entitled to the rights and payments set forth herein.
NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.    Cancellation of Agreement. Effective immediately prior to the Effective Time of the Merger, the CIC Agreement shall be cancelled in its entirety and the Parties thereto shall have no further rights or obligations thereunder. If the Merger Agreement is terminated or otherwise cancelled, this Settlement Agreement will be null and void ab initio, and the CIC Agreement will remain in full force and effect in accordance with its terms.
2.    Agreement Amount. Subject to Sections 2.3 and 5, provided the Executive has remained employed with Cincinnati Federal to and including the Closing Date, the Executive and his dependents will receive the following payments and benefits under Sections 2.1 and 2.2:
2.1    A lump-sum cash amount, payable by Cincinnati Federal on the Closing Date, equal to three times the average of the taxable income reported in Box 1 of the Executive’s Form W-2 from Cincinnati Federal for the five (5) taxable years ending with the taxable year preceding the year in which the Closing Date occurs, which is estimated, as of the date of this Settlement Agreement, to be $______ (the “Settlement Amount”), with such amount to be reduced pursuant to Section 5, if applicable.
2.2    The Executive and the Executive’s dependents will be entitled to elect continuing medical and dental coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and the LCNB Bank shall pay the cost of the Executive’s (and, to the extent applicable, the Executive’s dependent’s) continuing medical and dental coverage for a period of eighteen (18) months following the Effective Time (the “COBRA Payments”). In the event paying the cost of the coverage on a non-taxable basis would result in penalties or excise taxes to LCNB Bank or LCNB Bank is unable to provide the coverage on a non-taxable basis, then the cost of the COBRA coverage paid by LCNB Bank shall be includable in the taxable income of the Executive.
2.3    In any event, the payment of the Settlement Amount, and the Executive’s right to receive the same, shall be conditioned on the Executive’s execution and delivery to Cincinnati Federal of a general release (in the form as attached to this Agreement as Exhibit A) (the “Release”), which shall be signed on the Closing Date. Contingent on the Executive’s timely execution and delivery of the Release, the Executive shall have a non-forfeitable right to payment of the Settlement Amount hereunder.
3.    Other Obligations. For the avoidance of doubt, the payment of the Settlement Amount and the COBRA Payments under this Agreement shall not release Cincinnati Federal, CNNB, LCNB or LCNB Bank, as applicable, from any of the following obligations: (a) obligations to pay to the Executive accrued but unpaid wages, and make payments for accrued but unused vacation, earned up to the Effective Time of the Merger to the extent required by applicable law; (b) the payment of any of the Executive’s vested benefits under the tax-qualified plans of Cincinnati Federal, including any benefits that become vested as a result of the Merger; (c) the payment of the Merger Consideration with respect to the unvested restricted stock held by the Executive and all of the CNNB stock options held by the Executive as contemplated by the Merger Agreement; (d)  the payment of the Merger Consideration with respect to the Executive’s common stock of Company as contemplated by the Merger Agreement; (e) the continuing participation of the Executive under the Cincinnati Federal Savings and Loan Association Endorsement Split-Dollar Life Insurance Plan; (f) the payment of any of the Executive’s vested benefits under the Cincinnati Federal Savings and Loan Association Director Retirement Plan; and (g) rights to indemnification under applicable corporate law, the organizational documents of CNNB or Cincinnati Federal, as an insured under any director’s and officer’s liability insurance policy new or previously in force, or pursuant to the Merger Agreement.
4.    Complete Satisfaction. In consideration of the payment of the Settlement Amount and the COBRA Payments and the Executive’s execution and delivery of the Release, the Parties hereby agree that the payment of the Settlement Amount and the COBRA Payments, in accordance with Section 2, shall be in complete satisfaction of all rights to payments and benefits due to the Executive under the CIC Agreement.
5.    Section 280G Cut-Back. Notwithstanding anything in this Settlement Agreement or the CIC Agreement to the contrary, if the Settlement Amount, together with any other payments or benefits to which the Executive has the right to receive from Cincinnati Federal or CNNB, would constitute an “excess parachute payment” (as defined in Section 280G(b)(2) of the Code), payments pursuant to this Settlement Agreement shall be reduced to the extent necessary to ensure that no portion of such payments will be subject to the excise tax imposed by Section 4999 of the Code. Any determination required under this Section 5 shall be made by LCNB and its tax advisors using the previous methodology to calculate the Settlement Amount, whose determination shall be conclusive and binding upon the Executive. Notwithstanding the foregoing, the Parties agree that the term “parachute payments” shall not include the value assigned to any non-solicitation and non-competition restrictions imposed under any other agreement entered into by the Parties.
6.    Code Section 409A Compliance. The intent of the Parties is that payments under this Settlement Agreement either be exempt from or comply with Section 409A of the Code and the Treasury Regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Settlement Agreement shall be interpreted to be in compliance therewith. The Parties anticipate that the payment under this Settlement Agreement qualifies for the short-term deferral exception under Code Section 409A.

7.    General.
7.1    Heirs, Successors, and Assigns. The terms of this Settlement Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective heirs, successors, assigns and legal representatives, including, for the avoidance of doubt, CNNB, Cincinnati Federal and LCNB and LCNB Bank as the respective successors of CNNB and Cincinnati Federal following the Merger.
7.2    Final Agreement. This Settlement Agreement represents the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior understandings, written or oral. The terms of this Settlement Agreement may be changed, modified, or discharged only by an instrument in writing signed by each of the Parties.
7.3    Withholdings. Cincinnati Federal and LCNB Bank, if applicable, may withhold from any amounts payable under this Settlement Agreement and the COBRA Payments such federal, state, or local taxes as may be required to be withheld pursuant to applicable law or regulation.
7.4    Governing Law. This Settlement Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the State of Ohio, without reference to its principles of conflicts of law, except to the extent that federal law shall be deemed to preempt such state laws.
7.5    Voluntary Action and Waiver. The Executive acknowledges that by his free and voluntary act of signing below, he agrees to all the terms of this Settlement Agreement and intends to be legally bound thereby. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Settlement Agreement.
7.6    Counterparts. This Settlement Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
7.7    Jurisdiction/Venue. Any action arising from this Settlement Agreement shall be brought in the state or federal courts in Hamilton County, Ohio, and the Parties hereby consent to the jurisdiction of such courts in any such action.
8.    Effectiveness. Notwithstanding anything to the contrary contained herein, this Settlement Agreement shall become effective as of the Effective Time of the Merger and be subject to consummation of the Merger in accordance with the terms of the Merger Agreement. In the event the Merger Agreement is terminated for any reason or the Merger does not occur, this Settlement Agreement shall be deemed null and void ab initio.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have each caused this Settlement Agreement to be executed by the Executive or its duly authorized officer, as applicable, effective as of the date first above written.

EXECUTIVE

[PRINT NAME]

CINCINNATI FEDERAL

By:	Name: Robert A. Bedinghaus
Title: Chairman and CEO

CINCINNATI BANCORP, INC.

By:
Name: Robert A. Bedinghaus
Title: Chairman and CEO

LCNB CORP.

By:
Name: Eric J. Meilstrup
Title: President and CEO

LCNB NATIONAL BANK

By:
Name: Eric J. Meilstrup
Title: President and CEO

[SIGNATURE PAGE TO THE SETTLEMENT AGREEMENT]

EXHIBIT A

GENERAL RELEASE

Pursuant to Section 2 of the Settlement Agreement by and among by and among [name] (the “Executive”), Cincinnati Bancorp, Inc., a Maryland corporation (“CNNB”), Cincinnati Federal, a federal savings bank (“Cincinnati Federal”), LCNB Corp., an Ohio corporation and LCNB National Bank, a national bank (herein after, the “Settlement Agreement”), as a condition to receiving the payments and benefits referenced in Section 2 of the Settlement Agreement, the Executive has agreed to execute this General Release as of [date] (the “Release Date”) in accordance with the terms and conditions below. Capitalized terms not defined herein shall have the meaning set forth in the Settlement Agreement.
1.Release. In consideration of the receipt of the payments under Section 2 of the Settlement Agreement, the Executive, for himself and his heirs, personal representatives, executors, administrators, insurers, attorneys, successors and assigns, does hereby waive, release and forever discharge Cincinnati Federal, all present and former subsidiaries, parents, affiliates, and related entities, their successors, assigns, present and former agents, representatives, managers, employees, officers, shareholders, principals, partners, investors, insurers, attorneys, directors and trustees (hereinafter, the “Released Parties”) from any and all claims, demands, rights, damages, costs, losses, suits, actions, causes of action, judgments, attorney’s fees, and expenses of any nature whatsoever, in law or equity, known or unknown (“Claims”) arising at any time prior to and through the Release Date that have or might have been asserted against them by the Executive, or on his behalf, including without limitation Claims relating to the Executive’s employment by Cincinnati Federal, including without limitation all Claims for discrimination, harassment, or retaliation of any type under any federal, state or local law, ordinance or regulation, all Claims under federal, state or local whistleblower or employment laws or occupational, safety and health laws, including, but not limited to, claims under the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Americans with Disabilities Act Amendments Act, the Federal Rehabilitation Act of 1973, the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Genetic Information and Nondiscrimination Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, as amended, and all whistleblower statutes administered by the U.S. Occupational Safety & Health Administration, including but not limited to the Consumer Product Safety Improvement Act and the Sarbanes Oxley Act, the False Claims Act, the Employee Retirement Income Security Act of 1974, to the extent that claims under that statute may be waived, the National Labor Relations Act, the Labor Management Relations Act, Sections 1981 through 1988 of Title 42 of the United States Code, the Immigration Reform Control Act, as amended, the Fair Labor Standards Act, as amended, to the extent that such claims may be waived, KRS Chapter 337, the Worker Adjustment and Retraining Notification Act of 1988, the Consolidated Omnibus Budget Reconciliation Act, as amended, the Uniformed Services Employment and Reemployment Rights Act, as amended, the Kentucky Civil Rights Act, KRS Chapter 344, the Kentucky Equal Opportunity Act, KRS 207.130 to KRS 207.240, and any other state or local law, regulation, ordinance, or other enactment, as well as any Claims for intentional or negligent infliction of emotional distress, defamation, invasion of privacy, tortious interference with contractual relations, wrongful discharge, constructive discharge, outrage, loss of consortium, promissory estoppel, public policy, and any contract, tort or other common law Claims for damages or equitable Claims, except for (a) any Claims for failure of payment of the Settlement Amount, (b) compensation for services as an employee of Cincinnati Federal that have accrued but are not yet payable as of the Release Date as reflected on the books and records of Cincinnati Federal, and (e) any Claims that the undersigned may have under the Merger Agreement, including with respect to the matters set forth in Section 6.18 of the Merger Agreement, it being understood and agreed that the Executive is not releasing or waiving any rights to indemnification the Executive may have under the Articles of Incorporation or Bylaws of Cincinnati Federal or CNNB (the matters referred to in the foregoing clauses (a) through (e) being referred to, individually and collectively, as the “Exclusions”) .

The Executive understands and agrees that certain facts in respect of which this Release is made may be hereafter known to be other than or different from the facts now known or believed to be true. The Executive acknowledges that the Executive has had the opportunity to discover and acquire any and all facts with respect to this Release, if any, and the Executive expressly accepts and assumes the risk that the facts may be different than the Executive understands or believes them to be, and the Executive hereby agrees that all terms, without limitation or exception, of this Release shall in all respects be effective, binding, and not subject to termination or rescission because of any such difference in facts, without regard to the nature of such facts or the reason or reasons why such facts were not discovered until after the execution of this Release.
The Executive retains the right to initiate or cooperate in any Equal Employment Opportunity Commission or other administrative charge or investigation which cannot be legally waived, but the Executive gives up the right to recover any monetary damages from any Released Party as a result of such a charge. Cincinnati Federal agrees that the Executive is neither releasing nor assigning any claim which the law does not permit the Executive to release or assign.
2.Covenant Not to Sue. The Executive agrees not to file a lawsuit asserting any Claims that are released in this Release, and the Executive waives the right to recover in any suit or other proceeding brought on the Executive’s behalf. Should the Executive breach this Release by filing a lawsuit against any of the Released Parties based on Claims the Executive has released, except for any challenge of the Executive’s release of the Executive’s Claim under the Age Discrimination in Employment Act, the Executive hereby agrees to pay for all costs incurred by the Released Parties in defending against such Claim(s), including reasonable attorney’s fees.
3.Inadequate Remedy at Law. The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of Paragraph 1 of this Release would be inadequate and, therefore, agrees that Cincinnati Federal and any of its affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting Cincinnati Federal or any of its affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.
4.Non-Admission. It is understood and agreed that this Release does not and shall not constitute an admission by the Released Parties of any violation of any law or right of the Executive.
5.Voluntariness. The Executive understands that this Release includes a complete waiver of Claims (subject only to the Exclusions) and states that the Executive has read this Release including the full release of Claims and fully understands its terms and is voluntarily entering into this Release knowingly of the Executive’s own free will.
6.Revocation Period. The Executive acknowledges that he has seven days after the Executive’s execution of this Release to revoke it (the “Revocation Period”). If the Executive desires to revoke this Release after execution, the Executive must notify the Cincinnati Federal in writing on or before 11:59 p.m. on the seventh day after the Executive’s execution of this Release. This Release shall not become effective or enforceable, and the consideration described above shall not be payable, until the Revocation Period described in this Paragraph has expired without a revocation.
7.ADEA Rights. The Executive understands that this Release includes a complete waiver of Claims, including but not limited to Claims under the Age Discrimination in Employment Act of 1967 as amended. The Executive specifically acknowledges the following:

(a)    The Executive has read this Release including the full release of Claims;
(b)    This Release and the full release of Claims are written in a manner the Executive can understand, and the Executive fully understands this Release and the full release of Claims;
(c)    The Executive is voluntarily entering into this Release knowingly of the Executive’s own free will;
(d)    The waiver specifically refers to rights or Claims arising under the Age Discrimination in Employment Act of 1967 as amended;
(e)    The Executive has not waived any rights arising after the date that the Executive executes this Release;
(f)    The payments and other consideration provided by this Release are in addition to anything of value to which the Executive is already entitled;
(g)    The Executive has been advised in writing to consult with an attorney prior to executing this Release and has had an opportunity to review this Release with an attorney;
(h)     The Executive has been given a period of twenty-one (21) days to consider this Release;
(i)    The Release provides her with a period of seven (7) days to revoke the Release; and
(j)    The Release will not become effective until the eighth day following its execution by the Executive.
If the Executive signs the Release prior to the expiration of the twenty-one (21) days given to the Executive within which to consider this Release, the Executive does so voluntarily and of the Executive’s own free will. The Executive should not sign this Release before the Release Date.
8.Entire Agreement. This Release constitutes the entire understanding and agreement between the parties as to the subject matter hereof and supersedes all other oral or written promises or representations.
9.Severability. The invalidity, illegality or unenforceability of any provision of this Release shall not affect the validity, legality or enforceability of the remaining provisions. Should this Release be held invalid or unenforceable (in whole or in part) with respect to any particular provisions, Claims or circumstances, it shall remain fully valid and enforceable as to all other provisions, Claims and circumstances. The invalid or unenforceable provisions will become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as will be determined to be reasonable and enforceable by a court or other body having jurisdiction over the matter, and the Executive expressly agrees that this Release, as so amended, will be valid and binding as though any invalid or unenforceable provision had not been included herein.
10.Choice of Law; Jurisdiction. This Release shall be construed in accordance with the laws of the State of Ohio, without regard to its choice of law principles. Any action or proceeding seeking to enforce any provision of, or based upon any right arising out of, this

Release will be brought against either of the parties exclusively in the courts of the State of Ohio, County of Warren, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Ohio, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.
11.Counterparts. This Release may be executed in several counterparts, each and every one of which may be treated as an original.
[SIGNATURE PAGE FOLLOWS]

DO NOT SIGN THIS RELEASE BEFORE THE RELEASE DATE.

_____________________________________ [PRINT NAME] ______________________________________ Date	CINCINNATI FEDERAL By:_________________________________ Its:_________________________________ ____________________________________ Date

[SIGNATURE PAGE TO RELEASE]

EXHIBIT D

FORM OF CONSULTANT AGREEMENT

CONSULTANT AGREEMENT

THIS CONSULTANT AGREEMENT (“Agreement”) is made this 17th day of May, 2023, by and between LCNB National Bank (“LCNB Bank”), and _____________ (“Consultant”).

WHEREAS, Consultant presently is employed as the ____________ with Cincinnati Federal (“Cincinnati Federal”);

WHEREAS, LCNB Corp,, the parent of LCNB Bank (“LCNB”,) and Cincinnati Bancorp, Inc., the parent of Cincinnati Federal (“CNNB”) are parties to that certain Agreement and Plan of Merger, dated May 17, 2023 (the “Merger Agreement”), pursuant to which CNNB will merge with and into LCNB and immediately thereafter Cincinnati Federal will merge with and into LCNB Bank (collectively, the “Merger”);

WHEREAS, as of the Effective Time (as defined in the Merger Agreement) Consultant’s employment with Cincinnati Federal and CNNB will terminate and Consultant will not become employed by LCNB or LCNB Bank;

WHEREAS, Consultant has knowledge and experience acquired during his employment with Cincinnati Federal which could be useful to LCNB Bank’s business subsequent to the Merger; and

WHEREAS, LCNB Bank desires to engage Consultant as an independent contractor on the terms and subject to the conditions set forth herein, and Consultant is willing to accept the engagement on such terms and conditions.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.Duties of Consultant. LCNB Bank hereby retains Consultant to provide the following services to LCNB Bank: assistance with Cincinnati Federal employee transition and acclimation with LCNB Bank policies, processes and procedures; assistance with Cincinnati Federal customer retention and transition to LCNB Bank; advice on and participation in general promotion of LCNB Bank to retail and commercial customers in the Greater Cincinnati and Northern Kentucky markets; advice on general marketing and promotion of LCNB Bank in the Greater Cincinnati and Northern Kentucky markets; and other services agreed to by Consultant and LCNB Bank (the “Services”). Consultant hereby agrees to perform the Services in a competent, cooperative, productive and professional manner. Consultant will dedicate such time as is necessary to effectively perform the Services, which Consultant and LCNB Bank expect will not exceed eight (8) hours per week. Consultant will report to LCNB Bank’s CEO with respect to the Services.

2.Compensation. Consultant shall receive as payment in full for all Services he renders under this Agreement for a flat fee of ___________ ($_____) per full calendar month, payable on or before the 15th day of the month following each month in which the Services were rendered. The payments due Consultant shall be prorated to the extent his services are terminated prior to the end of the Term. Consultant shall be responsible for any and all of Consultant’s expenses incurred in rendering Services pursuant to this Agreement, except as LCNB Bank may otherwise expressly authorize and agree in writing.

3.Term and Termination. The term of this Agreement shall commence upon the Effective Time and will end twelve (12) months thereafter (the “Term”), unless sooner terminated in accordance with the provisions of this Agreement. This Agreement shall terminate automatically in the event of the earliest of (a) Consultant’s death, (b) Consultant’s disability rendering Consultant unable to provide the Services, or (c) the end of the Term. Notwithstanding anything to the contrary, this Agreement may be terminated immediately by LCNB Bank if Consultant does not render the Services to LCNB Bank in a manner satisfactory to it in its reasonable judgment, or if Consultant otherwise breaches this Agreement. When this Agreement is terminated as provided herein, all rights and obligations the parties may otherwise have under this Agreement shall cease as of the effective date of the termination.

If the Merger Agreement is terminated, or if the Effective Time otherwise shall not occur, this Agreement shall be null and void, ab initio and of no force and effect.

4.Independent Contractor Relationship.

a)The relationship of Consultant to LCNB Bank during the Term is that of independent contractor.

b)Consultant is not an employee of LCNB Bank for any purpose, including, but not limited to, any benefits LCNB Bank provides to its employees, the Social Security Act, the Federal Unemployment, Tax Act, income tax, workers’ compensation, unemployment compensation, life, travel, group or disability insurance, pension or profit sharing plans, or any other expense customarily withheld or paid by an employer for an employee.

c)Consultant shall be solely responsible for, and shall pay, all self-employment, employment, income and other taxes or sums due any federal, state or local government worldwide on account of any relationship with LCNB Bank with respect to Consultant, and Consultant will execute an affidavit to that effect if and when requested.

d)Except as may be provided in this Agreement, Consultant shall be solely responsible for any and all other expenses of whatever kind and nature Consultant incurs in connection with providing Services pursuant to this Agreement.
5.Nondisclosure of Confidential Information. Consultant agrees that he shall hold in confidence all Confidential Information, and shall not disclose, publish or make use of, whether for his own or any third party’s benefit, except directly in connection with the provision of Services or as required by law, any Confidential Information. For purposes of this Agreement “Confidential Information” means with respect to or concerning the past, current or planned operations of LCNB Bank’s business: trade secrets; customer lists; customer locations; current and anticipated customer requirements; customer preferences; pricing information; customer contacts, including phone numbers, mailing addresses and email addresses; price lists; market studies; business plans; marketing plans; advertising materials; financial statements; financial projections; budgets; historical and projected sales; any other confidential and/or proprietary information concerning LCNB Bank’s business. Upon expiration of the Term or termination under Section 3, Consultant shall return and deliver forthwith to LCNB Bank any proprietary information, including all copies thereof and shall not retain or remove any secret or confidential information of any type or description without the express written consent of LCNB Bank.

6.Assignment. This Agreement shall inure to the benefit of and be binding upon LCNB Bank and Consultant and their respective affiliates, successors and assigns, provided that

Consultant shall not have the right to assign any of his rights or obligations hereunder without the express written consent of LCNB Bank, which consent may be withheld in the sole and absolute discretion of LCNB Bank.

7.Miscellaneous. This Agreement supersedes all prior or contemporaneous understandings, agreements, negotiations and discussions, whether oral or written, between the parties concerning the subject matter of this Agreement. The parties have not relied upon any promises, representations, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. No amendment, change, or modification of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought. If any provision of this Agreement is invalid or unenforceable, in whole or in part, then such provision is deemed modified or restricted to the extent and in the manner necessary to render that provision valid and enforceable. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The laws of the State of Ohio govern all matters arising out of this Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Consultant Agreement on the date first written above.

Consultant ______________________________ [PRINT NAME]	LCNB NATIONAL BANK By: Title:

EXHIBIT E

FORM OF NON-COMPETITION AND NON-SOLICITATION AGREEMENT

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is made as of the 17th of May, 2023 by and between LCNB Corp, an Ohio corporation (“LCNB Corp”), LCNB National Bank, a national banking association (“LCNB Bank” and together with LCNB Corp. “LCNB”), and ______, a resident of the State of ______ (“______”).
W I T N E S S E T H:
WHEREAS, ______is ______of Cincinnati Bancorp, Inc. (“Cincinnati Bancorp”), and its wholly owned subsidiary Cincinnati Federal (“Cincinnati Federal” and together with Cincinnati Bancorp, the “Companies”), and has played a pivotal role at the Companies and has been a key officer in the management and operations of the Companies;
WHEREAS, LCNB Corp. and Cincinnati Bancorp have entered into a certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 17, 2023, to cause the merger of Cincinnati Bancorp with and into LCNB Corp. and the subsequent merger of Cincinnati Federal with and into LCNB Bank, (collectively, the “Merger”); and
WHEREAS, LCNB desires to contract for certain restrictive covenants from ______ in order to protect its legitimate business interests from and after the consummation of the Merger.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
1.Term. The term of this Agreement shall commence on the Effective Date of the Merger (as defined in the Merger Agreement) (the “Effective Date”) and continue for a period of two (2) years thereafter (the “Term”) unless earlier terminated by mutual agreement of the parties. This Agreement shall automatically terminate and be of no force and effect, without any action of the parties, upon termination of the Merger Agreement prior to the Effective Date.
2.Compensation. LCNB agrees to pay ______, in one lump sum on the Effective Date, an amount equal to $___________ (the “Compensation”) which will be reported on Form W-2. ______ agrees to accept the Compensation as full and complete compensation and consideration for his performance of the covenants set forth herein during the Term.
3.Non-Competition. In order to protect the legitimate business interests of LCNB, ______ hereby covenants and agrees that during the Term and except as expressly provided herein, ______ shall not, directly or indirectly:
a)seek or accept employment or other work, in any capacity (including, without limitation, as a member of a board of directors), with any person, entity, or association, in any business or service of the type and nature conducted by LCNB as of the Effective Date;
b)conspire, plan or otherwise agree with any person, entity or association to organize or develop any business or entity that directly or indirectly is competitive with, or engages in business similar to, the business of LCNB;
c)own (except that ______ may acquire or otherwise own less than 5% in the aggregate of any class of any securities of a corporate entity as long as such securities are held solely as a passive investment and not with a view to controlling or directing the affairs of the entity, which shall not prohibit the exercise of any rights as a shareholder other than in a passive manner), manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any person, entity or business similar to, or which directly or indirectly is competitive with, the business of LCNB; or
d)divert or attempt to divert or seek to cause any party to refrain from doing any business with LCNB.
4.Non-Solicitation of Business. ______ shall not, during the Term, directly or indirectly, solicit, contact, seek business from or approach any person or entity who was a customer of Cincinnati Federal immediately before the Effective Date, on behalf of any person or entity which competes or engages in business similar to LCNB.
5.Non-Solicitation of Employees. ______ shall not, during the Term, hire, employ or engage, or solicit, recruit or identify for solicitation or recruitment, directly or indirectly, employees of LCNB for employment by any other person or entity.
6.Non-Disparagement. Each Party agrees that it will not, and will use reasonable efforts to ensure that their attorneys, agents or other representatives of each of them, respectively, will not, take any action or make or publish any statement, whether oral or written, which disparages in any way, directly or indirectly, the other Party or any of the present or former members, shareholders, partners, employees, principals, directors or affiliates of the other Party.

7.Non-Disclosure. ______ acknowledges that he has had access to certain sensitive, special and unique information of the Companies and LCNB that is confidential or proprietary with respect to the Companies’ and LCNB’s business and that are of value to LCNB. ______ hereby covenants and agrees that he will not use or disclose, for any purpose, any Confidential Information (as hereinafter defined). For purposes of this Agreement, “Confidential Information” means with respect to or concerning the past, current or planned operation of the Companies’ or LCNB’ business: trade secrets; customer lists; customer locations; current and anticipated customer requirements; customer preferences; pricing information; customer contacts, including phone numbers, mailing addresses and email addresses; price lists; market studies; business plans; marketing plans; advertising materials; financial statements; financial projections; budgets; historical and projected sales; any other confidential and/or proprietary information concerning the Companies’ or LCNB’s business.
8.Remedies. ______ acknowledges and agrees that a breach of the covenants, promises, agreements and obligations set forth in this Agreement will result in material and irreparable injury to LCNB for which there is no adequate remedy of law and that it would not be possible to measure damages for such injury precisely. In the event of such a breach or threat thereof, LCNB shall have the right to seek specific performance, in addition to money damages (which shall include reasonable attorney's fees).
9.General.
a)Waivers. No waiver of any breach or delay in enforcing the terms of this Agreement shall operate or be construed as a waiver of any subsequent breach. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein, therein and in any document delivered in connection herewith or therewith.
b)Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (ii) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
If to ______:        ______________
            ___________, Ohio _____
            Email:

If to LCNB:        LCNB Corp.
P.O. Box 59
Lebanon, OH 45036
Attention: President & CEO
Email: emeilstrup@lcnb.com

c)Assignment. ______ may not assign this Agreement. LCNB shall not assign this Agreement, except to an affiliate or successor of LCNB, without ______’s prior written consent, which consent shall not be unreasonably withheld. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns.
d)Governing Law; Venue. The interpretation and construction of this Agreement and (unless otherwise expressly provided herein), all amendments hereof and waivers and consents hereunder shall, to the extent the particular subject matter is controlled by state law, be governed by and be construed in accordance with the substantive law of the State of Ohio, without regard to the conflicts of laws principles thereof. The parties irrevocably submit to the jurisdiction of the state or federal courts located in Warren County, Ohio, in connection with any suit, action or other proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.
e)Further Assurances. The parties to this Agreement will execute and deliver, or cause to be executed and delivered, such additional or further documents, agreements or instruments and shall cooperate with one another in all respects for the purpose of carrying out this Agreement.
f)Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, but all of which together shall constitute one and the same instrument, and shall become effective when each of the parties has executed at least one of the counterparts even if all the parties have not executed the same counterpart.
g)Interpretation; Severability; Construction. The headings of the various sections in this Agreement are inserted for the convenience of the parties and shall not affect the meaning, construction or interpretation of this Agreement. Any provision of this Agreement which is determined by a court of competent jurisdiction to be prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. In any such case, such determination shall not affect any other provision of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect. If any provision or term of this Agreement is susceptible to two or more constructions or interpretations, one or more of which would render the provision or term void or unenforceable, the parties agree that a construction or interpretation which renders the term or provision valid shall be favored.
h)Entire Agreement. This Agreement constitutes the entire Agreement, and supersedes all prior agreements and understandings, oral and written, among the parties to this Agreement with respect to the subject matter hereof.
[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto as of the date first written above.

LCNB CORP.
By: __________________________________ Eric J. Meilstrup, President & CEO	______________________________ [PRINT NAME]

LCNB NATIONAL BANK
By: __________________________________ Eric J. Meilstrup, President & CEO